Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ORBCOMM Inc., a Delaware corporation

and

System Planning Corporation, a Delaware corporation

Dated: March 13, 2013

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1. Specified Definitions	1
1.2. Other Terms	12
1.3. Other Definitional Provisions	12
ARTICLE 2 PURCHASE AND SALE OF ASSETS	12
2.1. Description of Purchased Assets	12
2.2. Retained Assets	14
2.3. Reliance	15
ARTICLE 3 ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES	16
3.1. Description of Assumed Liabilities	16
3.2. Non-Assumption of Liabilities	16
3.3. Liabilities With Respect to Personnel Matters	17
ARTICLE 4 PURCHASE PRICE AND PAYMENT	19
4.1. Purchase Price	19
4.2. Payment of Purchase Price and Assumption of Assumed Liabilities	19
4.3. Purchase Price Adjustments	20
4.4. Uncollected Receivables	22
4.5. Allocation of Purchase Price	22
4.6. Withholding Tax	22
ARTICLE 5 THE CLOSING	23
5.1. The Closing	23
5.2. Closing Date	23
5.3. Deliveries by Seller	23
5.4. Deliveries by Purchaser	24
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER	24
6.1. Due Organization and Authority; Subsidiaries	24
6.2. Qualification	25
6.3. Organizational Documents and Seller Records	25
6.4. Financial Statements	25
6.5. Authority to Execute and Perform Agreement	25
6.6. Absence of Certain Liabilities	26
6.7. Absence of Certain Changes or Events	26
6.8. Title to Assets and Properties; Condition	28
6.9. Permits and Licenses	28
6.10. Intellectual Property	28
6.11. No Conflict of Interest	32
6.12. Labor Relations; Officers and Employees	32
6.13. Employee Benefits	33
6.14. Environmental Matters	34
6.15. Taxes	34
6.16. Legal Proceedings	35
6.17. Contracts	36
6.18. Compliance with Laws, Certifications	37
6.19. Insurance	38
6.20. Fees or Commissions	38

i

6.21. Illegal Payments	39
6.22. Suppliers and Customers	39
6.23. Inventories	39
6.24. Real Property	39
6.25. Receivables	40
6.26. Disclosure	40
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER	40
7.1. Organization	40
7.2. Authority to Execute and Perform Agreement	40
7.3. Fees or Commissions	40
7.4. Orders	41
7.5. Sufficiency of Funds	41
7.6. Governmental Authorizations	41
ARTICLE 8 COVENANTS	41
8.1. Conduct of the GlobalTrak Business	41
8.2. Examinations and Investigations, Confidentiality Agreement	42
8.3. Certain Filings, Consents and Action	43
8.4. Public Announcement	43
8.5. Acquisition Proposals	43
8.6. Further Assurances	44
8.7. Proration of Expenses; Transfer Taxes	44
8.8. Financial Information	44
8.9. Third Party Consents	44
8.10. Bulk Sales Law	45
8.11. Cessation of Use of Names; Telephone; Domain Names	45
8.12. Tax Cooperation	45
8.13. Access to Records	45
ARTICLE 9 CONDITIONS TO OBLIGATIONS OF PURCHASER	45
9.1. Representations and Warranties True as of the Closing Date	46
9.2. Performance by Seller	46
9.3. Authority	46
9.4. Consents	46
9.5. Assumed Contracts and Assigned Rights	46
9.6. Absence of Litigation	46
9.7. No Material Adverse Change	46
9.8. [Intentionally omitted]	46
9.9. Agreement with the Key Personnel	46
9.10. Due Diligence	46
9.11. Certificate of Indebtedness	46
9.12. Discharge of Liens	47
9.13. Other Agreements	47
9.14. FIRPTA Certificate	47
9.15. Escrow Agreement	47
9.16. Proceedings and Documents Satisfactory	47
9.17. Certain Financial Information	47

9.18. Contract Manufacturing Agreement, Transition Services Agreement and Mutual Non-Disclosure Agreement	48
9.19. Permitted Acquisition	48
ARTICLE 10 CONDITIONS TO OBLIGATIONS OF SELLER	48
10.1. Representations and Warranties True as of the Closing Date	49
10.2. Performance by Purchaser	49
10.3. Authority	49
10.4. Absence of Litigation	49
10.5. Other Agreements	49
10.6. Escrow Agreement	49
10.7. Proceedings and Documents Satisfactory	49
ARTICLE 11 INDEMNIFICATION	50
11.1. Survival of Representations and Warranties; Remedies	50
11.2. Indemnification by Seller	50
11.3. Indemnification by Purchaser	50
11.4. Indemnification Procedures	50
11.5. Method and Manner of Paying Indemnity Claims	51
11.6. Limitations on Indemnification	52
11.7. Calculation of Losses	53
11.8. Exclusive Remedy	53
ARTICLE 12 TERMINATION	53
12.1. Termination of Agreement	53
12.2. Rights upon Termination	54
ARTICLE 13 CONFIDENTIALITY AND NON-SOLICITATION	55
13.1. Confidential Information	55
13.2. Agreement Not To Disclose Confidential Information	55
13.3. Agreement Not To Interfere With Relationships	55
13.4. Agreement Not To Solicit Employees	56
13.5. Enforceability	56
ARTICLE 14 MISCELLANEOUS	56
14.1. Benefit and Assignment	56
14.2. Governing Law	56
14.3. Expenses and Taxes	56
14.4. Counterparts	56
14.5. Headings	56
14.6. Amendment, Modification and Waiver	57
14.7. Entire Agreement	57
14.8. Seller’s and Purchaser’s Acknowledgment	57
14.9. Notices	57
14.10. Disclaimer of Warranties	58

SCHEDULES AND EXHIBITS

Exhibit 9.4

Exhibit 9.5

Exhibit 9.15

Schedule 2.1.1

Schedule 2.1.3

Schedule 2.1.6(a)

Schedule 2.1.6(b)

Schedule 2.2.9

Schedule 2.2.11

Schedule 2.2.14

Schedule 3.3

Schedule 4.3

Schedule 4.5

Schedule 6.2

Schedule 6.4

Schedule 6.5

Schedule 6.7

Schedule 6.8.1

Schedule 6.9

Schedule 6.10.1

Schedule 6.10.2

Schedule 6.10.3

Schedule 6.10.4

Schedule 6.10.5

Schedule 6.10.6

Schedule 6.10.7

Schedule 6.11

Schedule 6.12

Schedule 6.13.1

Schedule 6.14

Schedule 6.15

Schedule 6.16

Schedule 6.17

Schedule 6.17.4

Schedule 6.19

Schedule 6.22

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of the 13th day of March, 2013, by and between ORBCOMM Inc., a Delaware corporation with its principal place of business at 395 W. Passaic Street, Suite 325, Rochelle Park, New Jersey 07662 (“Purchaser”) and System Planning Corporation, a Delaware corporation with its principal place of business at 3601 Wilson Boulevard, Arlington, Virginia 22201 (the “Seller”).

Background Information

A. Seller, in its unincorporated division known as GlobalTrak (“GlobalTrak”), presently engages in the business of design, development, testing, marketing and sale of cargo security solutions and global supply chain management tools and services (the “GlobalTrak Business”).

B. Seller desires to sell the GlobalTrak Business and the assets associated therewith as more fully described herein and Purchaser (or a wholly-owned subsidiary of Purchaser, formed to receive the Purchased Assets and operate the GlobalTrak Business after the Closing) desires to purchase such assets.

C. As of February 10, 2013, Seller and Purchaser entered into a letter of intent, which letter of intent contemplates the execution of a definitive purchase agreement among the parties.

D. This Agreement is the definitive purchase agreement contemplated by the letter of intent.

Statement of Agreement

In consideration of the foregoing premises and the mutual covenants of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Specified Definitions.

As used in this Agreement, the following capitalized terms have the meanings specified below:

“Acquisition Proposal” shall have the meaning set forth in Section 8.5.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 4.5.

“Asset Sale” means the sale of the Purchased Assets to Purchaser at the Closing in accordance with the terms and conditions of this Agreement.

“Assigned Rights” shall have the meaning set forth in Section 2.1.10.

“Assigned Receivables” shall have the meaning set forth in Section 4.4.1.

“Assumed Contracts” shall have the meaning set forth in Section 2.1.6.

“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

“Balance Sheet” shall have the meaning set forth in Section 6.4.

“Balance Sheet Date” shall have the meaning set forth in Section 6.4.

“Benefit Arrangement” means a plan, program, agreement, arrangement or practice providing for bonuses, incentive compensation, deferred compensation, vacation pay, severance pay, restricted stock, stock options, tuition reimbursement or any other material perquisite or employee benefit (other than a Plan) maintained or sponsored by Seller for the benefit of Seller’s employees, including individuals who support the GlobalTrak Business.

“Carry-Over Days” shall have the meaning specified in Section 3.3.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et. seq., as amended, and the rules and regulations promulgated thereunder.

“Certificate of Indebtedness” shall have the meaning set forth in Section 9.11

“Claims” shall have the meaning specified in Section 6.16.

“Closing” shall have the meaning specified in Section 5.1.

“Closing Cash Amount” shall have the meaning specified in Section 4.1.2.

“Closing Date” shall have the meaning specified in Section 5.2.

“Closing Date Net Working Capital” shall have the meaning specified in Section 4.3.4.

“Closing Receivables” shall have the meaning specified in Section 4.4.1.

“COBRA” shall have the meaning specified in Section 6.13.9.

“Code” means the Internal Revenue Code of 1986, as amended or recodified, and regulations promulgated thereunder.

“Confidential Information” shall have the meaning specified in Section 13.1.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement between Seller and Purchaser effective as of November 30, 2012.

“Contracts” means and includes (i) all contracts, licenses, leases, indentures, deeds, instruments, joint venture, environmental indemnity and other agreements, commitments and all other legally binding arrangements, and (ii) without limitation of clause (i), all legally binding bids, quotations, proposals or other offers, whether oral or written, but in any event excluding Permits, Plans, Benefit Arrangements and any contract relating to any Indebtedness.

“Current Employees” shall have the meaning specified in Section 3.3.1.

“Deductible Amount” shall have the meaning specified in Section 11.6.1.

“Developed Software” shall have the meaning specified in Section 6.10.6.11.

“Distribution Schedule” means the Distribution Schedule prepared and delivered by the Seller to Purchaser which reflects the distribution of the Closing Cash Amount to be made at Closing to (i) the third parties and in the amounts noted thereon and (ii) the Seller.

“DLA Cash Deposit” shall have the meaning specified in Section 2.1.5.

“Documentation” means user guides, manuals, and written instructions for the Software, and any other written materials in any media that explain how the Software runs.

“Due Diligence” shall have the meaning specified in Section 8.2.

“Environmental Claim” means any notice, claim, demand or other communication (collectively, a “claim”) alleging or asserting Liability for Remedial Action costs, damages to natural resources or other property, personal injuries, fines or penalties, arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance, in, on or under any property, whether or not owned, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law including, without limitation, violation of a Permit or failure to obtain a Permit. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, Remedial Action or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Substances in, on or under any property, whether or not owned, or arising from actual or alleged injury or threat of injury to property, health, safety or the environment in relation to Hazardous Substances in, on or under any property, whether or not owned.

“Environmental Law” means any past or present Law, Order or common law relating to the protection of the environment, natural resources, human health or safety, such as the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended; the Resource Conservation and Recovery Act 42 U.S.C. §§ 6901 et seq., as amended; the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended,; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended.

“Environmental Liability” means and includes, with respect to any Person, (i) any Liability of such Person, whether now existing or hereafter arising at any time, (x) under any Environmental Law or under any Permit issued pursuant to any Environmental Law (including without limitation for any violation or alleged violation of any such Environmental Law or Permit), or (y) without limitation of the generality of subclause (x), in connection with any Remedial Action, and (ii) without limiting the generality of clause (i), any Environmental Claim made against such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Escrow Agent” means SunTrust Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement substantially in the form of Exhibit 9.15, to be entered into at Closing by the Seller, Purchaser, and the Escrow Agent, subject to any modifications, based on changes that may be requested by the Escrow Agent, which the parties thereto find acceptable, which acceptability will be evidenced by their execution thereof at or prior to Closing.

“Escrow Amount” shall have the meaning specified in Section 4.2.1.

“Estimated Net Working Capital” shall have the meaning specified in Section 4.3.1.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

“Final Adjustment” shall have the meaning specified in Section 4.3.5.

“Final Closing Statement” shall have the meaning specified in Section 4.3.3.

“Financial Statements” shall have the meaning specified in Section 6.4.

“GAAP” means United States generally accepted accounting principles.

“GlobalTrak Business” shall have the meaning specified in the Background Information.

“Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality or administration of any foreign government, the United States government, the government of any state, province, district, territory or possession of the United States or any other country and any local or other governmental body or any political subdivision of any of the foregoing.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “solid wastes,” “wastes” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, for which handling, disposal, treatment, storage, transportation, release, exposure to, or presence or migration is now or hereafter prohibited, limited or regulated by, or would result in liability pursuant to, any Environmental Law.

“Indebtedness” of any Person, means, without duplication: (i) the principal of and interest upon and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable, other current liabilities, and long-term deferred revenue of such Person arising in the ordinary course of business of such Person); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; and (iv) all obligations of the type referred to in clauses (i) through (iii) of any third party for the payment of which such Person is responsible or liable, directly or indirectly, whether as an obligor, guarantor or in some other similar capacity.

“Indemnified Amount” shall have the meaning specified in Section 11.5.1.

“Indemnified Party” shall have the meaning specified in Section 11.4.1.

“Indemnifying Party” shall have the meaning specified in Section 11.4.1.

“Indemnity Claim” shall have the meaning set forth in Section 11.4.1.

“Initial Closing Statement” shall have the meaning specified in Section 4.3.1.

“Independent Accounting Firm” shall have the meaning specified in Section 4.3.4.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all domestic and foreign patents, patent applications, and patent disclosures and licenses to patents owned by others, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith and licenses to copyrights owned by others, (iii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, bills of material, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iv) all trademarks, service marks, trade dress, logos, trade names, internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (v) all Software and licenses to Software owned by others; (vi) all intellectual property rights arising from or in respect of Technology, and (vii) all copies and tangible embodiments thereof (in whatever form or medium); together with the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under applicable Laws including the right to sue for, collect damages, settle and release claims for past, present, and future infringement, including without limitation, the right to sue to enjoin infringement, and (viii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (vii) above.

“Interim Balance Sheet” shall have the meaning specified in Section 6.4.

“Interim Balance Sheet Date” shall have the meaning specified in Section 6.4.

“Interim Financials” shall have the meaning specified in Section 6.4.

“Inventories” shall have the meaning specified in Section 2.1.2.

“Key Personnel” means Daniel Chuhay, John Loftus, Ronald Straz, and Richard Meyers.

“Law” means any law, statute, rule, regulation, ordinance, policy, guidance, common law or other pronouncement having the effect of law of any Governmental Authority, in effect from time to time.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort (including without limitation toxic tort), strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person’s balance sheets or other books and records.

“Licenses In” shall have the meaning specified in Section 6.10.2.

“Licenses Out” shall have the meaning specified in Section 6.10.3.

“Lien” means any pledge, mortgage, security interest, charge against, encumbrance, or lien upon any of the Purchased Assets or upon the income or profits therefrom, in each case to secure payment of any Indebtedness or debt or performance of any obligation.

“Losses” means any and all claims, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any reasonable costs and expenses, including, without limitation, attorney’s fees and disbursements; provided, however, Losses shall not include consequential, incidental, special, or punitive damages (unless, in each case, as may be required to be paid to a third party as a result of a Third Party Claim), or any damages based on a multiple of earnings, profits, EBITDA or other valuation methodology, whether based on contract, tort, strict liability, other law or otherwise.

“Machinery and Equipment” shall have the meaning specified in Section 2.1.1.

“Manufacturing Business” means the Seller’s business of manufacturing Products to be sold by the GlobalTrak Business or used exclusively or primarily in the operation of the GlobalTrak Business.

“material” or any derivative thereof, when referring to any fact, matter or event addressed or referenced in Article 6 hereof, means that such fact, matter or event or group of related or similar facts, matters or events results in a financial impact on, or aggregate loss to Seller of $25,000.00 or more.

“Material Adverse Change” means any event, occurrence, fact, condition, or change that has, or would reasonably be expected to have, a material adverse change in the financial condition, business, assets, liabilities, or results of operations of the GlobalTrak Business, taken as a whole; provided, however, that “Material Adverse Change” shall not include any event, occurrence, fact, condition, or change (in each case, which does not have a disproportionate impact on the GlobalTrak Business), arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the GlobalTrak Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of the GlobalTrak Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change (in each case, which does not have a disproportionate impact on the GlobalTrak Business), arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the GlobalTrak Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster.

“Multiemployer Plan” means a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA which is maintained, sponsored or contributed to by Seller for the benefit of any employee employed in the GlobalTrak Business.

“Net Working Capital” means, (i) the current assets at net realizable value included in the Purchased Assets (which exclude any current assets which are Retained Assets), minus (ii) the current liabilities (including any deferred revenue included in the Assumed Liabilities (which exclude any current liabilities which are Retained Liabilities)), all calculated in accordance with GAAP as applied by the Seller in the preparation of its Financial Statements and the further principles and methodologies set forth on Exhibit 4.3.

“Object Code” means the machine language readable format of the Software together with any modifications, enhancements, upgrades, updates, additions and derivatives thereof.

“OFAC Regulations” shall have the meaning specified in Section 6.18.4.

“Order” means any writ, judgment, decree, injunction or similar order or binding settlement of or with any Governmental Authority, in each case whether preliminary or final.

“Ordinary Course of Business” means in the ordinary course of the GlobalTrak Business consistent with past practice (including with respect to quantity and frequency); however, for the avoidance of any doubt, any costs of accounting, legal and other third party consultants incurred in connection with the transactions contemplated by this Agreement shall not be considered costs incurred in the Ordinary Course of Business.

“Owned Intellectual Property” means Intellectual Property and rights therein owned by Seller which is used or intended for use primarily or exclusively in the GlobalTrak Business.

“Permit” means any permit, license, franchise, approval and authorization issued or granted by a Governmental Authority.

“Permitted Liens” means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar liens arising or incurred in the Ordinary Course of Business which secure the payment of Assumed Liabilities which are not past due or are being contested in good faith by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, and other obligations of a like nature incurred in the Ordinary Course of Business, and (v) any imperfections of title or similar matters that do not, individually or in the aggregate, materially impair the current use and enjoyment of the applicable property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is maintained by Seller, (a) to which Seller contributes or is obligated to contribute on behalf of employees employed in the GlobalTrak Business; or (b) for the benefit of Seller’s employees, including individuals who support the GlobalTrak Business.

“Pre-Closing Tax Periods” means taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Prepaid Items” shall have the meaning specified in Section 2.1.5.

“Privileged Documents” shall have the meaning specified in Section 2.2.15.

“Products” means all goods or services currently sold or offered for sale by Seller in its GlobalTrak Business including as set forth on Schedule 6.10.5.

“Proposed Contracts” shall have the meaning set forth in Section 6.17.2.

“Purchase Price” shall have the meaning specified in Section 4.1.

“Purchase-Price Limited Losses” shall have the meaning specified in Section 11.6.1.

“Purchased Assets” shall have the meaning specified in Section 2.1.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning specified in Section 11.2.

“Purchaser Fundamental Representations” shall have the meaning specified in Section 11.1.

“Purchaser Representation and Warranty Losses” shall have the meaning specified in Section 11.6.2.

“Purchaser’s Proposed Calculations” shall have the meaning specified in Section 4.3.4.

“Real Property Leases” shall have the meaning specified in Section 6.24.2.

“Receivables” shall have the meaning specified in Section 2.1.8.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape, and includes any “release” as defined in CERCLA.

“Remaining Disputed Items” shall have the meaning specified in Section 4.3.4.

“Remedial Action” means any action to clean up, investigate, monitor, abate, transport, remove, treat or in any other way address or respond to any Hazardous Substances.

“Representation and Warranty Cap” shall have the meaning specified in Section 11.6.3.

“Representation and Warranty Losses” shall have the meaning specified in Section 11.6.1.

“Retained Assets” shall have the meaning specified in Section 2.2.

“Retained Contracts” shall have the meaning specified in Section 2.1.6.

“Retained Liabilities” shall have the meaning specified in Section 3.2.

“Retained Records” shall have the meaning specified in Section 2.2.4.

“Schedules” means the disclosure schedules delivered to Purchaser in connection herewith.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

“Seller” shall have the meaning specified in the Preamble.

“Seller Fundamental Representations” shall have the meaning specified in Section 11.1.

“Seller Indemnified Parties” shall have the meaning specified in Section 11.3.

“Seller’s Proposed Calculations” shall have the meaning specified in Section 4.3.4.

“Seller’s Knowledge” means matters actually known by the following personnel of Seller: Dr. Ronald L. Easley, Richard Hozik, Richard Meyers, Stuart Lawson, John Loftus, Ron Martin, Aaron Martin and Daniel Chuhay and the knowledge of such individuals would have after reasonable due inquiry.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation including the Documentation, Object Code, and Source Code.

“Source Code” for Software means the source code programming statements and instructions written by the programmer(s), including comments, remarks, and any other documentation embedded within the source code, that are in human readable form and not yet compiled into machine language, in electronic media or hard copy form and related programmer-level documentation for the computer programs that are sufficient to enable a competent programmer to understand all details pertaining to the algorithms embodied in the operation of the computer programs and other proprietary technology, together with any modifications, enhancements, additions, upgrades, updates and derivatives thereof.

“Target Net Working Capital” means $00.00.

“Tax” means all federal, state, local, foreign and other income, gross receipts, commercial activity, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Third Party Claim” shall have the meaning specified in Section 11.4.2.

“Transferred Employees” shall have the meaning specified in Section 3.3.1.

“Transfer Taxes” shall have the meaning specified in Section 8.7.2.

“Warranty Deduction” shall have the meaning specified in Section 3.1.3.

1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3. Other Definitional Provisions. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3.1. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.3.2. The terms “dollars” and “$” shall mean United States dollars.

1.3.3. As used herein: (i) the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean the date that first appears in the Preamble at the top of page 1 of this Agreement; and (ii) unless the context otherwise requires, the word “or” is not exclusive.

1.3.4. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1. Description of Purchased Assets. On the terms and subject to the conditions herein expressed, Seller shall sell, convey, transfer, assign, set over and deliver to Purchaser on the Closing Date, and Purchaser shall purchase and accept, all of the assets, rights and interests (except the Retained Assets hereinafter described and defined in Section 2.2 below) then owned by Seller or to which Seller is entitled or uses, and in either case used or intended for use exclusively or primarily in the operation of the GlobalTrak Business, tangible and intangible, of every kind, nature and description, and wheresoever situated, whether or not any of the foregoing assets are carried or reflected on the books of Seller as of the time of assignment, transfer and conveyance to Purchaser, including without limitation the following:

2.1.1. Machinery and Equipment. All machinery, equipment, computers and computer hardware (including Information Management Bureau servers), product testing equipment, and other fixed or tangible assets, which are used or intended for use exclusively or primarily in the operation of the GlobalTrak Business and expressly including without limitation all items listed on Schedule 2.1.1 (the “Machinery and Equipment”);

2.1.2. Inventories. All inventories designated for use in the GlobalTrak Business, including without limitation merchandise, raw materials, work in process, finished goods, supplies, component parts, including such items in the possession of contract manufacturers or other third parties which are identified to contracts related to the GlobalTrak Business, production and office supplies, stationery and other imprinted material, marketing and promotional materials (whether stored electronically or electromagnetically, in written form or otherwise) existing on the Closing Date which are used or intended for use exclusively or primarily in the operation of the GlobalTrak Business (the “Inventories”);

2.1.3. Intangible Property. All Owned Intellectual Property, all rights in internet web sites and internet domain names, all computer files of information stored electronically or electromagnetically including those stored in memory or on discs or other repositories, the right to receive mail and other communications and shipments of merchandise addressed to Seller which, in each case relate, primarily or exclusively, to the GlobalTrak Business and expressly including without limitation all items listed on Schedule 2.1.3, all of Seller’s right, title and interest in the name “GlobalTrak” and the goodwill associated therewith, and the right to telephone numbers which relate to or are used or intended for use exclusively or primarily in the operation of the GlobalTrak Business;

2.1.4. Business Records. All data and records exclusively or primarily related to the GlobalTrak Business, wherever located and whether in tangible or electronic form, including but not limited to lists of past, present and prospective customers and records, data and information pertaining thereto which were or are used or intended for use in the operation of the GlobalTrak Business, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and databases, files and records relating to the Transferred Employees, but excluding the Retained Records and Privileged Documents;

2.1.5. Prepaid Items. All (i) deposits delivered to third parties by Seller exclusively or primarily with respect to the GlobalTrak Business or advances paid by Seller with respect to the GlobalTrak Business, including without limitation deferred charges and other prepaid items (the “Prepaid Items”); and (ii) cash, cash equivalents and short-term investments held by Seller arising from subcontracts fulfilled by the GlobalTrak Business related to fuel monitoring contracts with Defense Logistics Agency (the “DLA Cash Deposit”);

2.1.6. Contracts. All rights and benefits of or in favor of Seller resulting or arising from any Contracts or Permits (to the full extent transferrable under applicable Law) of Seller which exclusively or primarily arise out of or relate to the operation of the GlobalTrak Business, regardless of when accruing or accrued, including but not limited to those listed on Schedule 2.1.6(a) (“Assumed Contracts”), except that any Contract which cannot be transferred or assigned without the consent of a Governmental Authority or other third party which consent Seller has not obtained prior to Closing as provided in Section 5.3.8 shall be treated as provided in Section 8.9 (but shall nevertheless be included within the definition of Assumed Contracts for purposes of Article 6 hereof) and except for rights under Contracts listed on Schedule 2.1.6(b) (“Retained Contracts”);

2.1.7. Insurance. Any insurance proceeds, and any rights thereto, paid after the date hereof and before the Closing or payable to Seller after the Closing Date pursuant to any contract of insurance as a result of damage to or loss of any of the assets owned or operated by Seller that are to be, or in the absence of loss would otherwise have been, sold to Purchaser hereunder, but only if such damage or loss results from an occurrence after the date hereof and prior to the Closing and only to the extent such assets are not replaced at Seller’s expense prior to the Closing;

2.1.8. Receivables. All accounts and rights to receive payment (commonly referred to as accounts receivable) of the GlobalTrak Business, including without limitation accounts arising from the sale of Products (including services) and Inventories, and any other accounts in each case which arise or have arisen exclusively or primarily out of the operation of the GlobalTrak Business (the “Receivables”);

2.1.9. Causes of Action. All rights in favor of Seller to the extent relating to the Purchased Assets and Assumed Liabilities, or the GlobalTrak Business, under guarantees, warranties, indemnities and similar rights, and all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Seller exclusively or primarily relating to the Purchased Assets or Assumed Liabilities;

2.1.10. Benefits of Non-Competes. To the extent legally transferrable or assignable, all of the benefits of and the rights to enforce the confidentiality, non-competition and non-solicitation covenants under contracts with current or former employees of or consultants to Seller who exclusively or primarily supported the GlobalTrak Business, including but not limited to the Current Employees who do not become Transferred Employees (the “Assigned Rights”), except that any Assigned Right which is not validly transferrable shall be treated as provided in Section 8.9; and

2.1.11. Other. Except for the Retained Assets (defined in Section 2.2 below), all other interests to which Seller has any right by ownership, use or otherwise, or in which Seller has a conveyable or assignable interest on the Closing Date and the proceeds of any thereof, to the extent any such interests are used or intended for use primarily or exclusively in the operation of the GlobalTrak Business.

The assets, properties and interests of Seller to be sold, conveyed, transferred, assigned, set over and delivered to Purchaser at the Closing are hereinafter sometimes called the “Purchased Assets.”

2.2. Retained Assets. Notwithstanding anything to the contrary contained in Section 2.1 above, the Purchased Assets exclude the following assets, which shall be retained by Seller whether or not related primarily or exclusively to the operation of the GlobalTrak Business (the “Retained Assets”):

2.2.1. All assets of any kind or nature of Seller which are not used or intended for use primarily or exclusively to the GlobalTrak Business;

2.2.2. all cash, cash equivalents and short-term investments, except for any insurance proceeds payable to Purchaser under Section 2.1.7, the DLA Cash Deposit and Prepaid Items;

2.2.3. Seller’s rights and proceeds under this Agreement and any agreements, certificates, or instruments to be executed hereunder;

2.2.4. Seller’s organizational documents, stockholder records, agreements or instruments governing the internal affairs between Seller and its stockholders, Plan records and files, databases and files and records relating to employees or personnel matters (except those relating to Transferred Employees) and all Tax Returns of Seller together with the records relating thereto (the “Retained Records”);

2.2.5. Seller’s rights to and claims for Tax refunds attributable to any period prior to the Closing regardless of the timing of filing of any related Tax Return;

2.2.6. All assets of, and rights in connection with, the Plans;

2.2.7. Except to the extent otherwise provided in Section 2.1.7, all insurance policies and rights thereunder, including all insurance proceeds which Seller has a right to receive based upon events, circumstances or occurrences prior to the Closing;

2.2.8. All rights, claims and causes of action relating to any Retained Asset or any Retained Liability; and

2.2.9. Those assets listed on Schedule 2.2.9;

2.2.10. All inventories that are not Products;

2.2.11. All Permits of Seller which arise out of or relate to the operation of the GlobalTrak Business that are not transferrable under applicable Law and listed on Schedule 2.2.11;

2.2.12. All rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Seller that do not exclusively or primarily relate to the Purchased Assets or Assumed Liabilities;

2.2.13. All of Seller’s vehicles, office furniture, trade fixtures, leasehold or other improvements to real property; and

2.2.14. All ownership, rights, and interests in all records, data and information that are subject to the attorney-client privilege or other legal privilege or protection in favor of Seller relating in any way to either: (i) the negotiation, documentation, approval, closing, or any other aspect relating to this Agreement and the transactions contemplated hereby, or (ii) the prosecution or the defense of any claims of any kind, type or nature by or against the Seller with respect to the matter set forth on Schedule 2.2.14 (collectively the “Privileged Documents”). The parties hereto further agree that the foregoing privileges and protections belong to the Seller and may be waived or modified only with the written consent of the Seller.

2.3. Reliance. Purchaser’s purchase of the Purchased Assets is made in full reliance upon Seller’s representations, warranties and covenants contained herein, and in particular, Seller’s warranties and representations as set forth in Article 6 hereof.

ARTICLE 3

ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES

3.1. Description of Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Purchaser shall assume as of the Closing Date, and agree to pay and discharge in due course thereafter, and otherwise to perform in accordance with their requirements, the following, and only the following, debts, liabilities and obligations of Seller (the “Assumed Liabilities”) but only to the extent they are not Retained Liabilities:

3.1.1. trade payables, accounts payable, accrued expenses, other current liabilities and any deferred revenue arising out of, accruing or resulting from the operation of the GlobalTrak Business, the sale of Products, or the use, ownership or operation of the Purchased Assets, in each case prior to the Closing Date, but only to the extent that such liabilities were incurred in the Ordinary Course of Business and are included in the calculation of the Closing Date Net Working Capital;

3.1.2. obligations accruing after the Closing Date in respect of the Assumed Contracts which are assigned and transferred to, and assumed by, Purchaser at Closing (other than liability arising out of or relating to a breach or default occurring prior to the Closing Date);

3.1.3. obligations to Seller’s customers under written warranty agreements in the forms included in customer Contracts listed in Schedule 6.17.4 given by Seller to its customers in the Ordinary Course of Business prior to the Closing Date in connection with sales of Products or Inventories by Seller prior to the Closing Date (“Pre-Closing Warranties”); provided however, that if the amount of the warranty obligations incurred under the Pre-Closing Warranties in the fifteen (15) month period following the Closing Date (in a manner consistent with Seller’s prior policies and written warranty agreements with respect to warranty claims arising in the Ordinary Course of Business) exceeds the amount of Seller’s warranty reserve or obligation set forth in Net Working Capital as of the Closing Date (subject to the Final Adjustment), that difference (the “Warranty Deduction”) shall be paid by Seller to Purchaser first from the Escrow Amount, if any, and second by wire transfer or delivery of other immediately available U.S. funds;

3.1.4. obligations with respect to Transferred Employees set forth in Section 3.3 as responsibilities of Purchaser; and

3.1.5. The portion of Transfer Taxes, if any, for which Purchaser is responsible in accordance with Section 8.7.2.

3.2. Non-Assumption of Liabilities. Notwithstanding the provisions of Section 3.1, Assumed Liabilities expressly do not include the following Liabilities of Seller (the “Retained Liabilities”); all Taxes arising from or with respect to the Purchased Assets (other than the portion of Transfer Taxes, if any, for which Purchaser is responsible in accordance with Section 8.7.2) or the operation of the GlobalTrak Business that are incurred in or attributable to any Pre-Closing Tax Period; any liability pursuant to any Environmental Law to the extent arising from or relating to any action, event, circumstance or condition occurring or existing on or prior to the

Closing Date; any Indebtedness outstanding as of the Closing Date (except for obligations in respect of the Assumed Contracts to the extent assumed or to be assumed in accordance with Section 3.1.2 above, and the debts, obligations and liabilities to the extent assumed or to be assumed in accordance with Section 3.1.1 above); any liability existing immediately prior to Closing of the GlobalTrak Business to Seller or any of its Affiliates; any liability arising under the Assumed Contracts with respect to any breach or default of Seller existing on or prior to the Closing Date; any liability arising out of or related to Products of Seller manufactured or sold prior to Closing, including product liability claims (but excluding warranty claims assumed by Purchaser pursuant to Section 3.1.3); any Liability arising out of claims of infringement of any Intellectual Property or Technology for infringements occurring prior to Closing; any Liability arising out of any Claim pending as of the Closing Date or arising out of any act or omission of Seller prior to the Closing Date; any Liability arising out of or resulting from Seller’s non-compliance with any Law or any Order of any Governmental Authority in connection with the operation of the GlobalTrak Business prior to the Closing; any liability relating to any indemnification obligation of Seller with respect to its officers or directors; any liability of Seller relating to the Contracts under which Purchaser receives Assigned Rights through Section 2.1.10; all accrued but unpaid performance bonuses owed to Seller’s employees, any liability or obligation relating to any Retained Asset; all obligations of Seller under Section 3.3.3 and liabilities in connection therewith; and any other debts, liabilities or obligations of Seller not expressly included in the Assumed Liabilities.

3.2.1. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller and nothing contained in this Agreement shall be construed as imposing, directly or indirectly, on Purchaser any liability or obligation for such Retained Liabilities.

3.3. Liabilities With Respect to Personnel Matters.

3.3.1. Employees. All employees currently employed or contracted as an independent contractor by Seller in the operation of the GlobalTrak Business are listed on Schedule 3.3 (the “Current Employees”). Purchaser shall offer employment to each of the Current Employees, contingent in each case upon the Current Employee passing Purchaser’s customary background checks, with comparable salaries and comparable benefits in the aggregate to other employees of Purchaser with comparable duties and responsibilities (those Current Employees who pass the background check and accept Purchaser’s offer shall be referred to herein as “Transferred Employees”). Purchaser shall have the right to solicit the employment of the Current Employees and any former employee of Seller who worked exclusively or primarily to support the GlobalTrak Business who are not then employed by Seller to provide their services principally to Seller’s business other than the GlobalTrak Business. Purchaser shall provide Seller with a list of all Current Employees who rejected an offer of employment from Purchaser. Seller shall cooperate with Purchaser to attempt to allow those Transferred Employees who hold U.S. Government security clearances to retain such clearances as employees of Purchaser and Purchaser shall cooperate reasonably with Seller in arrangements necessary or desirable to effect such arrangements; provided that Seller shall not be obligated to incur out-of-pocket expenses in connection with such cooperation unless Purchaser agrees to reimburse same.

3.3.2. Unused Vacation. Provided the liabilities for all such usual paid time off days have been fully accrued by Seller on the Interim Balance Sheet, or have been accrued thereafter in the Ordinary Course of Business and are reflected in the Closing Date Net Working Capital calculation, and to the extent such a credit is provided for in Seller’s written policies as of the Closing Date, Purchaser shall credit each Transferred Employee and Key Employee with unused paid time off days allowed in accordance with Seller’s policies applicable as of the Closing Date (“Carry-Over Days”), not to exceed ten (10) such days for each Transferred Employee or Key Employee. Carry-Over Days will be deemed used first by each Transferred Employee or Key Employee and will not be eligible for compensation should the Transferred Employee’s or Key Employee’s employment with Purchaser terminate. For purposes of their use and expiration by each Transferred Employee, Purchaser will treat Carry-Over Days under its paid time off policies in the same manner as days earned by the Transferred Employee in 2012, meaning that such days must be used prior to December 31, 2013, or they will be lost. Except as provided above in this Section 3.3.2, Seller shall be responsible for all payments required under state law to Seller’s employees with respect to accrued but unused paid time off days accrued prior to the Closing which are not assumed by Purchaser upon its employment of such individuals.

3.3.3. Non-Assumption. Seller shall be solely responsible for satisfying all legal obligations (whether arising under federal, state or local law or pursuant to contract) in connection with the employment by Seller of its employees prior or subsequent to the Closing Date, including without limitation any claims alleging age, sex or other discrimination, sexual harassment, violations of the Americans with Disabilities Act or similar type claims, and its termination of any employees, whether in connection with the consummation of the transactions contemplated by this Agreement or otherwise, and Purchaser shall have no obligation to satisfy any such obligations other than as expressly provided in Section 3.1.4, 3.3.2 and 3.3.5. Except as expressly provided in Section 3.3.2, Purchaser shall not assume, nor have any liability for or obligation to satisfy, any claims of Seller’s employees for any wages, salaries, fringe benefits or other compensation or benefits arising out of the employment by Seller of any such employees, including, without limitation, current or accrued liabilities, obligations or claims under or with respect to any pension, retirement, health benefit or other employee benefit plan, severance pay or payments, change in control or other similar bonus amounts, vacation and holiday pay or under any worker’s compensation, unemployment compensation or disability benefit law or any Liabilities of Seller arising by virtue of termination by Seller of employment of any employees of Seller prior to, in connection with, or following the Closing.

3.3.4. Employee Benefit Plans. Except as provided in Section 3.3.5, Purchaser will not adopt, continue in effect, or assume any liability under, any Plan or Benefit Arrangement sponsored, created, administered or participated in by Seller with respect to, or for the benefit of, any of Seller’s employees and regardless of whether or not any such liability, obligation or claim arises as the result of any termination of, or withdrawal from, such Plan or Benefit Arrangement or by virtue of the transactions described in, and which are the subject of, this Agreement. Seller shall be responsible for all costs and expenses of sponsoring, maintaining, or terminating the Plans and Benefit Arrangements of Seller.

3.3.5. Plan Participation. As of the Closing Date, all Transferred Employees shall be eligible to participate in the employee benefit plans and arrangements maintained by Purchaser, which are identified to each such Transferred Employee in his or her offer letter from Purchaser, according to the terms of each such plan. Purchaser shall give Transferred Employees full credit for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under any defined benefit plan) under the employee benefit plans and arrangements maintained by Purchaser in which such Transferred Employees participate for such Transferred Employees’ period of service (whether as an employee or independent contractor) with Seller or its respective predecessors, except to the extent such credit would result in a duplication of benefits. With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Purchaser in which Transferred Employees are eligible to participate, Purchaser shall waive any eligibility requirements or pre-existing condition limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by Seller.

ARTICLE 4

PURCHASE PRICE AND PAYMENT

4.1. Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall equal the sum of the following, as adjusted as provided herein:

4.1.1. the Assumed Liabilities; plus

4.1.2. $2,750,000, subject to adjustment as provided in Section 4.3.2 (the “Closing Cash Amount”) and further adjusted as provided in Sections 4.3.3 through 4.3.5.

4.2. Payment of Purchase Price and Assumption of Assumed Liabilities. On the Closing Date, Purchaser shall assume the Assumed Liabilities and shall pay or cause to be paid or deliver or cause to be delivered the Closing Cash Amount, by bank wire transfer of immediately available funds, as follows:

4.2.1. to the Escrow Agent, $500,000.00 (the “Escrow Amount”) pursuant to the terms of the Escrow Agreement;

4.2.2. to the third parties set forth on the Distribution Schedule, the amounts noted thereon; and

4.2.3. to Seller, the balance of the Closing Cash Amount after the payment of the amounts set forth in Sections 4.2.1 and 4.2.2 above to Seller’s account as set forth on the Distribution Schedule.

4.3. Purchase Price Adjustments.

4.3.1. Not less than five (5) days prior to the Closing, Seller shall have prepared and delivered to Purchaser (i) a good faith estimate of the balance sheet of the GlobalTrak Business as of the close of business on the Closing Date, prepared in accordance with GAAP, except for the absence of footnotes (such statement, the “Initial Closing Statement”), and (ii) a certificate of Seller, (A) certifying that the Initial Closing Statement was prepared on the basis described in clause (i) above and (B) containing Seller’s estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”). Commencing with Seller’s delivery of the Estimated Net Working Capital to Purchaser, Purchaser shall have reasonable access to the books and records and personnel of Seller and the opportunity to consult with Seller for purposes of confirming or disputing the Estimated Net Working Capital. If Purchaser shall disagree, in good faith, with any item set forth in the Estimated Net Working Capital or used to determine the Estimated Net Working Capital, then Purchaser and Seller shall work, in good faith, to reach agreement on such disputed items and the amounts as agreed to by Purchaser and Seller shall constitute the Estimated Net Working Capital. Notwithstanding the foregoing, Purchaser’s agreement with the Estimated Net Working Capital (or any item set forth therein or used to determine the Estimated Net Working Capital) shall not foreclose, prevent, limit or preclude any rights or remedy of Purchaser or Seller set forth in this Agreement.

4.3.2. If (i) the Estimated Net Working Capital is less than the Target Net Working Capital, the Closing Cash Amount shall be reduced by an amount equal to such deficiency or (ii) the Estimated Net Working Capital is greater than the Target Net Working Capital, the Closing Cash Amount shall be increased by an amount equal to such excess. Such adjustment shall be calculated based on the Initial Closing Statement and the certificate delivered pursuant to Section 4.3.1 above. The adjustment made at Closing pursuant to this Section 4.3.2 shall be subject to subsequent adjustment as provided in Sections 4.3.3., 4.3.4 and 4.3.5.

4.3.3. Within ninety (90) days after the Closing Date, Purchaser shall cause its accountants to prepare, at Purchaser’s expense, and deliver to Seller a statement of the Net Working Capital as of the close of business on the Closing Date prepared in the manner described in Section 4.3.1 (the “Final Closing Statement”).

4.3.4. When Purchaser delivers the Final Closing Statement, Purchaser shall also deliver to Seller a certificate (i) certifying that the Final Closing Statement was prepared in accordance with the procedures set forth in Section 4.3.3 above, and (ii) containing Purchaser’s calculations, based on the Final Closing Statement (the “Purchaser’s Proposed Calculations”), of the Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”). Within sixty (60) days after receipt of the Final Closing Statement and the accompanying certificate, Seller shall notify Purchaser of its agreement or disagreement, as the case may be, with the Final Closing Statement and the accuracy of any of Purchaser’s Proposed Calculations. If Seller disputes any aspect of the Final Closing Statement or the amount of any of Purchaser’s Proposed Calculations, then Seller shall have the right to direct its independent accountants, at Seller’s expense, to review and test the Final Closing Statement. Seller’s accountants shall complete their review and test of the Final Closing Statement within thirty (30) days after the date Seller disputes any of Purchaser’s Proposed Calculations. If Seller and its independent accountants, after such review and test, still disagree with Purchaser’s Proposed Calculations, Seller shall submit its proposed alternative calculations (the “Seller’s Proposed Calculations”) of Closing Date Net Working Capital to Purchaser in writing within forty-five (45) days after the date upon which Seller shall have first notified Purchaser that it disputes any of Purchaser’s Proposed Calculations. If Purchaser does not accept Seller’s Proposed Calculations within ten (10) days after its receipt thereof, then within ten (10) days after Purchaser’s rejection of (or failure to timely accept) Seller’s Proposed Calculations, Seller and Purchaser shall select a mutually acceptable and nationally recognized independent accounting firm, other than Seller’s independent accountants and Purchaser’s independent accountants (such firm, the “Independent Accounting Firm”), to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days after the date of Purchaser’s rejection of (or failure to timely accept) Seller’s Proposed Calculations of the Remaining Disputed Items, by conducting its own review and test of the Final Closing Statement and thereafter selecting either Purchaser’s Proposed Calculations of the Remaining Disputed Items or Seller’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Purchaser and Seller agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by Purchaser and one-half by Seller.

4.3.5. Upon the determination pursuant to Section 4.3.4 of the Final Closing Statement and the Closing Date Net Working Capital, the Closing Cash Amount shall be recalculated (the “Final Adjustment”) in accordance with Section 4.3.4 using the amount of the Closing Date Net Working Capital. If the Closing Cash Amount as so calculated is less than the Closing Cash Amount initially determined pursuant to Section 4.3.1, Seller shall promptly pay to Purchaser an aggregate amount equal to such difference by wire transfer or delivery of other immediately available US funds within five (5) business days after the date on which the Final Closing Statement is finally determined pursuant to Section 4.3.4. If the Closing Cash Amount as so calculated is more than the Closing Cash Amount initially determined pursuant to Section 4.3.1, Purchaser shall pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available US funds within five (5) business days after the date on which the Final Closing Statement is finally determined pursuant to Section 4.3.4.

4.3.6. Purchaser and Seller shall make good faith efforts to comply with the timing and response requirement set forth in this Section 4.3, but, in the absence of bad faith, neither party shall be deemed to be in breach of this Agreement, or to have waived its rights under this Section 4.3, on the basis of technical violations of timing or response requirements.

4.3.7. At the earliest practical date, the Purchaser will make the work papers and back-up materials used in preparing the Final Closing Statement and determining the Closing Date Net Working Capital, and the books, records and financial staff of the Purchaser available to the Seller and its accountants and other representatives (provided if the work papers are of an independent accounting firm, availability will be subject to such firm’s customary reasonable requirements for access) at reasonable times and upon reasonable notice at any time during (i) the review by the Seller of the Final Closing Statement, and (ii) the resolution by the parties hereto of any objections thereto.

4.4. Uncollected Receivables.

4.4.1. If, prior to the one-hundred and fiftieth (150th) day after the Closing Date, Purchaser has not collected an amount equal to the aggregate net amount of Receivables included in Closing Date Net Working Capital (such net Receivables, the “Closing Receivables”), then Purchaser shall have the right to assign to Seller all right, title and interest in all or a portion of such uncollected Closing Receivables (the “Assigned Receivables”). In consideration for such assignment Seller shall, as soon as practicable, pay to Purchaser an amount equal to (i) the Closing Receivables minus (ii) the amount collected in cash by Purchaser in respect of the Closing Receivables and minus (iii) the net book value as reflected in the Closing Date Net Working Capital of any uncollected Closing Receivables that are not Assigned Receivables. Receivables collected by Purchaser shall be applied to the invoice indicated in such payment and if no invoice number is indicated by the customer, to that customer’s oldest invoice. Purchaser shall have no obligation to file suit or undertake exceptional collection efforts outside of the scope of Purchaser’s customary internal procedures for collecting its accounts receivable. Purchaser shall not make any adjustment, concession or settlement of Closing Receivables without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. The Seller shall be entitled to collect and retain the proceeds of all Assigned Receivables.

4.4.2. If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to the Closing Receivables (excluding the Assigned Receivables), Seller shall forward such remittance to Purchaser; and if Purchaser shall receive any remittance from any account debtors with respect to the Assigned Receivables or any Receivables not purchased at Closing, Purchaser shall send the remittance to Seller.

4.5. Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with the principles set forth on Schedule 4.5. A draft of the actual amounts of such allocation (the “Allocation Schedule”) shall be prepared by Purchaser and delivered to Seller prior to the end of the year in which the Closing Date falls. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following receipt of the draft Allocation Schedule, such dispute shall be resolved by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally by Seller and Purchaser. Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund), information reports, and IRS Form 8594 and any similar forms required by any other Governmental Authority in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price herein shall be allocated pursuant to Treasury Regulation Section 1.1060-1(e)(1)(ii)(B) in a manner consistent with the Allocation Schedule.

4.6. Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law, provided that Purchaser shall use commercially reasonable efforts to provide notice to Seller ten (10) days prior to such withholding. All such withheld amounts shall be treated as delivered to Seller hereunder. To each of Purchaser’s knowledge and Seller’s knowledge, there is no obligation to withhold Taxes from the Purchase Price payable at the Closing.

ARTICLE 5

THE CLOSING

5.1. The Closing. The closing of the transactions contemplated in this Agreement (“Closing”) shall take place via telecommunications equipment at 10:00 a.m., EST, on the 2nd business day after the conditions to Closing set forth in this Agreement have been satisfied and fulfilled, unless the parties otherwise mutually agree in writing upon some other date or time, or designate a physical location. On the Closing Date, each of the parties shall execute and deliver by facsimile or other electronic means each of the documents to be delivered hereunder. This Agreement and each of the documents to be delivered hereunder, to the extent signed and delivered by means of a facsimile machine or other electronic delivery of an image file reflecting the execution hereof, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. As soon as practicable following the Closing, each party shall deliver original forms of the executed agreements to the other party. Purchaser and Seller agree to use diligent efforts to close the transactions contemplated in this Agreement as soon as possible.

5.2. Closing Date. For purposes of this Agreement, the term “Closing Date” shall mean 11:59 p.m. on the day of Closing.

5.3. Deliveries by Seller. At Closing, Seller shall deliver the following to Purchaser:

5.3.1. such instruments or bills of sale, conveyance, transfer, assignment, or endorsement as will be required or as may be desirable to vest in Purchaser, its successors and assigns, all right, title and interest in and to the Purchased Assets, free and clear of Liens other than Permitted Liens, and patent, trademark and copyright assignments in such form as Purchaser may reasonably request;

5.3.2. possession and control of or access to all of the files, documents, papers, agreements, books of account and records pertaining to the Purchased Assets and the GlobalTrak Business (excluding the Retained Records), provided that when such items also pertain to Retained Assets furnishing true and correct copies of such items shall be sufficient;

5.3.3. a certificate executed by an officer of Seller to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied, and affirming that the representations and warranties of Seller are true and correct, as provided in Section 9.1;

5.3.4. actual possession and operating control of the Purchased Assets;

5.3.5. all agreements, documents, consents, approvals, orders and the other instruments referenced in Article 9.

5.3.6. copies, certified by an officer of Seller, of stockholder and Board of Director resolutions of Seller authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable to consummate the transactions contemplated herein;

5.3.7. lien discharges or terminations (or agreements therefor) with respect to the Purchased Assets in a form satisfactory to Purchaser from each creditor listed on the Certificate of Indebtedness;

5.3.8. the notices to, permits, authorizations, approvals, consents and waivers from any Governmental Authority and all third party consents, including the consents and assignments relating to Assumed Contracts and Assigned Rights listed on Exhibit 9.5, subject to Section 8.9;

5.3.9. the Distribution Schedule, dated as of the Closing Date, certified by a duly authorized officer of Seller.

5.4. Deliveries by Purchaser. At Closing, Purchaser shall deliver the following to Seller:

5.4.1. the items required to be paid or delivered as set forth in Section 4.2, including delivery of the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement;

5.4.2. such instruments of assumption and other documents, to effect Purchaser’s assumption of the Assumed Liabilities as Seller may reasonably request;

5.4.3. a certificate executed by an officer of Purchaser to the effect that the conditions set forth in Sections 10.1 and 10.2 have been satisfied and affirming that the representations and warranties of Purchaser are true and correct as provided in Section 10.1;

5.4.4. copies, certified by an officer of Purchaser, of resolutions of Purchaser’s Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable to consummate the transactions contemplated herein; and

5.4.5. all agreements, documents, consents, approvals, orders and other instruments referenced in Article 10.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as follows:

6.1. Due Organization and Authority; Subsidiaries. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted. No shares of capital stock or other securities of any Person are included in the Purchased Assets.

6.2. Qualification. Seller is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each state or other jurisdiction set forth in Schedule 6.2, which include all jurisdictions in which the nature of the GlobalTrak Business or the ownership or leasing of the Purchased Assets by Seller makes such authorization necessary except to the extent that the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect.

6.3. Organizational Documents and Seller Records. Seller has heretofore delivered to Purchaser true and complete copies of the Certificate of Incorporation certified by the Secretary of State of Delaware and the current Bylaws of Seller.

6.4. Financial Statements. The balance sheets of the GlobalTrak Business of Seller as of December 31, 2012, and January 1, 2012, and the related statements of operations, owners’ equity and cash flows for the fiscal years then ended, including footnotes, which have been prepared by Seller and, to the extent required pursuant to Section 9.17.2, to be audited by BDO USA, LLP, independent certified public accountants, and delivered to Purchaser, present fairly in all material respects the financial condition of the GlobalTrak Business of Seller as of such dates and the results of operations and cash flows of the GlobalTrak Business of Seller for the years then ended, in each case in accordance with GAAP consistently applied for the periods covered thereby. The foregoing financial statements of the GlobalTrak Business of Seller as of December 31, 2012, and January 1, 2012, and for the fiscal years then ended are sometimes herein called the “Financial Statements,” the balance sheet as of December 31, 2012 included in the Financial Statements is sometimes herein called the “Balance Sheet” and December 31, 2012 is sometimes herein called the “Balance Sheet Date.” The unaudited balance sheet of the GlobalTrak Business of Seller as of January 31, 2013 (and the related income statement, cash flow statement and accounts receivable, accounts payable and inventory sub ledgers, all for the month then ended), which have been delivered to Purchaser, copies of which are attached as Schedule 6.4, present fairly in all material respects the financial condition of the GlobalTrak Business of Seller as at such date and the results of operations of the GlobalTrak Business of Seller for the month then ended, in each case in conformity with GAAP applied on a basis consistent with that of the Financial Statements except for the omission of notes thereto that are otherwise required by GAAP and subject to (i) normal year-end adjustments consistent with past practice and (ii) any adjustments that may arise as a result of the audit of the Financial Statements contemplated by Section 9.17.2. The foregoing unaudited financial statements of the GlobalTrak Business of Seller as of January 31, 2013, and for the month then ended are sometimes herein called the “Interim Financials,” the balance sheet included in the Interim Financials is sometimes herein called the “Interim Balance Sheet” and January 31, 2013 is sometimes herein called the “Interim Balance Sheet Date”.

6.5. Authority to Execute and Perform Agreement. Seller has the legal right, corporate power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. Each of this Agreement and each of the other agreements being delivered by Seller at the Closing have been duly authorized by all necessary corporate action and have been or will have been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by Purchaser) are or will be when executed and delivered valid and binding obligations of Seller enforceable in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (whether enforcement is sought at law or in equity).

6.5.1. Except as set forth on Schedule 6.5, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of Seller or any agreement between Seller and all or any of its stockholders; (ii) require Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person, (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any material Assumed Contract, or result in the creation of any Lien upon the Purchased Assets; (iv) violate any Order against, or binding upon, Seller or its properties or GlobalTrak Business; or (v) violate any Law.

6.6. Absence of Certain Liabilities. Seller has no Liabilities related to the GlobalTrak Business except for Liabilities disclosed herein, in the Financial Statements, the Interim Financials or for those Liabilities that were incurred in the Ordinary Course of Business since the Interim Balance Sheet Date.

6.7. Absence of Certain Changes or Events. Except as set forth on Schedule 6.7 since December 31, 2011, there has not been:

6.7.1. an amendment to Seller’s Certificate of Incorporation or Bylaws, or merger with or into or consolidation with any person, or change or agreement to change in any material manner the character of the GlobalTrak Business;

6.7.2. a waiver of any material right under any Assumed Contract except in the Ordinary Course of Business;

6.7.3. any loan or advance made to any of Seller’s Current Employees (other than travel and expense advances made in the Ordinary Course of Business), or any other loan or advance relating to the GlobalTrak Business made otherwise than in the Ordinary Course of Business;

6.7.4. any documents or written representations filed by Seller with the United States Patent and Trademark Office or the patent or trademark office of any foreign country which in any way relate to the GlobalTrak Business or the Purchased Assets;

6.7.5. any material changes to Seller’s GlobalTrak Business policies, including, but not limited to advertising, marketing, pricing, purchasing, personnel, sales, budget or product acquisition policies;

6.7.6. any payment, direct or indirect, of any of Seller’s Liabilities which in any way relate to the GlobalTrak Business or the Purchased Assets more than thirty (30) days before the same became due in accordance with its terms or otherwise than in the Ordinary Course of Business;

6.7.7. any material loss (whether by damage or destruction, in the nature of a casualty loss or otherwise, and whether covered by insurance or not), affecting any Purchased Asset or the GlobalTrak Business;

6.7.8. any actual or threatened strike or other material labor trouble or dispute relating to the GlobalTrak Business;

6.7.9. any loss or threatened loss (in writing) of any material Permit enjoyed or formerly held or enjoyed by Seller which in any way relates to the GlobalTrak Business or the Purchased Assets;

6.7.10. to the Seller’s actual knowledge, any Law or Order adopted or rescinded which Seller has determined would reasonably be expected to have a Material Adverse Effect (which shall not include any Law or Order that affects the industries in which the GlobalTrak Business operates and does not have a materially disproportionate impact on the GlobalTrak Business);

6.7.11. the creation or imposition of any Lien upon any of the Purchased Assets, except for Permitted Liens;

6.7.12. any sale, transfer or other disposition of any material asset of the GlobalTrak Business, excluding sales of Inventory or Products in the Ordinary Course of Business, or any cancellation of any material debt or claim of the GlobalTrak Business, except in the Ordinary Course of Business;

6.7.13. any material increase in, or any commitment to materially increase (oral or written), (i) the compensation or other direct or indirect remuneration payable to any officer or employee of the GlobalTrak Business, (ii) any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, in each case relating to the GlobalTrak Business or (iii) the benefits payable under any employment or consulting agreement relating to the GlobalTrak Business other than (A) any such contributions to a Plan or Benefit Arrangement that are regularly scheduled or are required pursuant to the terms of such Plan or Benefit Arrangement or by applicable law, or (B) any such increases in the Ordinary Course of Business;

6.7.14. any termination (whether by discharge, retirement or otherwise) of any officer or employee of the GlobalTrak Business or any notice to so terminate given to or received by any of the foregoing;

6.7.15. any termination or failure to renew, or receipt of a written threat to terminate or refusal to renew any material contract between Seller and any customer or material supplier of goods or services to the GlobalTrak Business;

6.7.16. any engagement by the GlobalTrak Business in any other material transaction other than in the Ordinary Course of Business;

6.7.17. any material change in or material noncompliance in the operation of the GlobalTrak Business with any accounting principle or practice of Seller;

6.7.18. except for Retained Liabilities, any indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller related to the GlobalTrak Business or any transaction entered into by Seller relating to the GlobalTrak Business, other than in the Ordinary Course of Business, or any material guarantee by Seller of any indebtedness, liability or obligation of any other person related to the GlobalTrak Business;

6.7.19. any material capital expenditure, addition or improvement made or committed to be made by or on behalf of the GlobalTrak Business with respect to any single expenditure, addition or improvement of the GlobalTrak Business;

6.7.20. any write-off as uncollectible of any Receivables other than in the Ordinary Course of Business;

6.7.21. any agreement or commitment by Seller or the GlobalTrak Business to do any of the foregoing; or

6.7.22. any Material Adverse Change.

6.8. Title to Assets and Properties; Condition.

6.8.1. Except as set forth in Schedule 6.8.1, Seller has good title to all interests in the Purchased Assets which it purports to own, free and clear of all Liens except Permitted Liens. Except as set forth in Schedule 6.8.1, the Purchased Assets are all of the assets, properties and agreements which are used to carry on the GlobalTrak Business and operations as presently conducted.

6.8.2. The tangible personal property included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

6.9. Permits and Licenses. Seller has all material Permits and has made all material required registrations with any Governmental Authority that are necessary for the conduct of the GlobalTrak Business as presently conducted, including, without limitation, all Permits that are necessary to manufacture and sell the Products in all markets where they are currently sold by Seller or to comply with Environmental Laws. All Permits currently issued to Seller which relate to the GlobalTrak Business are listed on Schedule 6.9 and are in full force and effect. Schedule 6.9 indicates which, if any, of such Permits are transferable. Seller is in material compliance with the terms of such Permits and no proceeding is pending or, to Seller’s Knowledge, threatened to revoke, suspend, modify or limit any such Permit. To Seller’s Knowledge, no Permit listed on Schedule 6.9 will be subject to revocation, suspension, modification or limitation as a result of this Agreement or consummation of the Asset Sale.

6.10. Intellectual Property.

6.10.1. Set forth in Schedule 6.10.1 is an accurate and complete list of (i) all Owned Intellectual Property that is registered or is the subject of a pending application for registration, indicating for each the registration or application number, filing jurisdiction, and date of issue or filing, (ii) all agreements with respect to which Seller received any royalties or similar payments with respect to Owned Intellectual Property, (iii) all material unregistered copyrights, trademarks or service marks used in the GlobalTrak Business, and (iv) all written invention disclosures related to the GlobalTrak Business.

6.10.2. Set forth in Schedule 6.10.2 is an accurate and complete list of all Intellectual Property, Technology and Software licenses that are currently in effect and licensed from a third party and currently used in connection with conduct of the GlobalTrak Business by Seller (the “Licenses In”), excluding Software licenses that can be purchased from wholesale or retail distributors for less than $1000 per year and so called “shrink wrap” licenses and other licenses accepted by Seller online without saving a separate written copy; and Seller has delivered to Purchaser copies of all agreements granting or relating to any License In other than those for Software licenses that can be purchased from wholesale or retail distributors for less than $1,000 per year and so called “shrink wrap” licenses and other licenses accepted by Seller online without saving a separate written copy.

6.10.3. Set forth in Schedule 6.10.3 is an accurate and complete list of all currently effective licenses permitting a third party to use any portion of the Owned Intellectual Property (the “Licenses Out”); and Seller has delivered to Purchaser copies of all agreements granting or related to any License Out. No governmental or private entity has a license or other rights in any Owned Intellectual Property by virtue of having provided funding for its development.

6.10.4. Set forth in Schedule 6.10.4 is a list of all contracts or agreements to which Seller is a party, not otherwise listed in Schedules 6.10.1, 6.10.2, or 6.10.3, that govern, define or limit Seller’s rights to sell, license or transfer, or govern or limit Seller’s use, exploitation, development, or commercialization of, any Owned Intellectual Property.

6.10.5. Set forth in Schedule 6.10.5 is an accurate and complete list of all Products.

6.10.6. Except as disclosed in Schedule 6.10.6:

6.10.6.1. Seller owns the Owned Intellectual Property free and clear of any Liens (other than Permitted Liens), and claims or rights of third parties (including without limitation the right of any other party to grant a license with respect to any Owned Intellectual Property) and Seller owns or has and can and will upon Closing transfer to Purchaser sufficient rights in the Owned Intellectual Property to operate the GlobalTrak Business as currently conducted;

6.10.6.2. To Seller’s Knowledge, no third party is infringing, violating, misusing or misappropriating any Owned Intellectual Property and no such claims have been made by any third party in writing to Seller.

6.10.6.3. No claim of invalidity, misappropriation or ownership with respect to the Owned Intellectual Property has been received in writing by Seller from any third party and no Owned Intellectual Property is the subject of any pending or, to Seller’s Knowledge, threatened action to such effect. To the Seller’s Knowledge, there exists no prior art of Seller or any third party that would void, invalidate, or render unenforceable any of the Owned Intellectual Property and there exists no act, conduct or use by Seller or any third party that would void, invalidate, or render unenforceable any of the Owned Intellectual Property.

6.10.6.4. No person or entity has asserted in a writing received by Seller that, with respect to any Owned Intellectual Property or the Products, Seller or any licensor or licensee of Seller is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, trade dress or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To the Seller’s Knowledge, the making, using, selling, offering for sale, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, composition of matter, or material related to any part of the Owned Intellectual Property or the Products, does not infringe any domestic or foreign patent, trademark, service mark, trade name, or copyright registered under applicable Law by a third party, or any moral right or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

6.10.6.5. All fees, annuities, royalties, honoraria and other payments which are due from Seller on or before the date of this Agreement for any of the Owned Intellectual Property, any License In or under any agreement related to the Intellectual Property have been paid, are reflected in the Interim Balance Sheet, or were incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and are reflected in Seller’s books and records.

6.10.6.6. All fees, annuities, royalties, honoraria, or other payments which are due to Seller on or before the date of this Agreement under any License Out have been paid and, to Seller’s Knowledge, no licensee is currently in default under any License Out.

6.10.6.7. The Purchased Assets will provide Purchaser, as of the Closing Date, with rights in Intellectual Property sufficient to permit Purchaser to operate the GlobalTrak Business in substantially the same manner as it is presently conducted by Seller, including without limitation the design, manufacture, testing, sale or distribution of the Products as presently conducted.

6.10.6.8. All of the Owned Intellectual Property was developed (i) by employees of Seller within the scope of their employment or as a work for hire at the time of such development or pursuant to executed instruments of assignment or other applicable documents that have the effect under applicable law of assigning to Seller or vesting ownership in Seller of the subject Owned Intellectual Property or (ii) by officers, directors, agents, consultants, independent contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of Seller that as assignee have transferred to Seller ownership of the subject Owned Intellectual Property. No present or former employee or consultant has any right, title or interest, directly or indirectly, in whole or in part in any Owned Intellectual Property.

6.10.6.9. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict in any material respect with any instrument or agreement relating to the Owned Intellectual Property to which Seller is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Owned Intellectual Property or in any way impair the right of Seller in all material respects to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Owned Intellectual Property.

6.10.6.10. Seller has taken reasonable and appropriate steps to comply with marking and notice requirements imposed under applicable Law and, to Seller’s Knowledge, no such rights, including any rights to prevent third parties from using Owned Intellectual Property, has been lost, or is reasonably expected to be lost, through failure to so act by Seller. Seller has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, and to the extent required by applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Owned Intellectual Property (including entering into appropriate confidentiality and nondisclosure agreements with all appropriate officers, stockholders, directors, employees of Seller and any third-parties to which the same have been disclosed). Seller has taken reasonable and appropriate steps to safeguard and maintain ownership of all trade secrets, copyrights and patents contained in the Owned Intellectual Property (including entering into appropriate agreements with all officers, stockholders, directors, employees and third-party consultants of Seller as necessary to safeguard, maintain and vest ownership of such rights in Seller).

6.10.6.11. Except as stated in Schedule 6.10.6, the Software included in Owned Intellectual Property: (i) is not dependent on any Software (other than Software included in Owned Intellectual Property) in order to operate in the manner for which it is intended; and (ii) is not licensed, in whole or in part, pursuant to an open source Software license. Except as stated in Schedule 6.10.6, none of the Software developed by or on behalf of Seller for use in the GlobalTrak Business and included in the Owned Intellectual Property (the “Developed Software”) incorporates any open source Software or freeware, nor is any Developed Software based upon any Software that is licensed pursuant to an open source license, nor is any open source Software used by Seller in a manner that requires contribution of any portion of any Software or Product to any third party, including to the open source Software community. There are no defects in the Developed Software, and, to Seller’s Knowledge, no defects in the Software licensed by Seller from third parties that, in either such case, would prevent or materially impair the ability of Purchaser to conduct the GlobalTrak Business as of the Closing Date as such GlobalTrak Business is currently conducted by Seller. There are no viruses, worms, Trojan horses or similar harmful code in the Developed Software, and, to Seller’s Knowledge, no viruses, worms, Trojan horses or similar harmful code in the Software licensed by Seller from third parties. Except as stated in Schedule 6.10.6, Seller owns all of the Source Code and Object Code comprising the Developed Software.

6.10.7. To the Seller’s Knowledge, except as set forth on Schedule 6.10.7, Seller has full rights to use all data generated or transmitted over the GlobalTrak Business’ network with respect to the five (5) largest customers listed on Schedule 6.22 in the manner it currently uses such data and the terms set forth in such customers’ agreements provided to Purchaser, including, without limitation, the right to aggregate, analyze, and commercialize the data and products derived therefrom, without any payment to or consent of any other Person.

6.11. No Conflict of Interest. Except as set forth in Schedule 6.11, no stockholder or director of Seller and, to Seller’s Knowledge, no member, general partner, manager, director, stockholder, or Affiliate of any stockholder of Seller:

6.11.1. owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, employee or consultant of, any person which is, or is engaged in business as, a lessor, lessee, supplier, distributor, sales agent or customer of the GlobalTrak Business;

6.11.2. owns, directly or indirectly, in whole or in part, any property with a fair market value greater than $1,000 that Seller uses in the conduct of the GlobalTrak Business, including, without limitation, any Intellectual Property;

6.11.3. has any cause of action for greater than $1,000 or other claim for greater than $1,000 against, or owes an amount greater than $1,000 to, the GlobalTrak Business, except for claims in the Ordinary Course of Business such as for accrued vacation pay, accrued benefits under employee benefit plans, travel allowances and similar matters and Contracts existing on the date hereof;

6.11.4. has any Contract with, or any outstanding loan to or from, the GlobalTrak Business each in an amount greater than $1,000; or

6.11.5. has any interest in the Purchased Assets with a fair market value greater than $1,000, including without limitation, any Intellectual Property or Technology.

6.12. Labor Relations; Officers and Employees.

6.12.1. Seller is not a party to, or engaged in negotiating, any collective bargaining agreement. Seller is not the subject of any claim which is pending or, to Seller’s Knowledge, threatened asserting that Seller has discriminated or committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign statutes) or seeking to compel Seller to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving Seller is pending or, to Seller’s Knowledge, threatened, and there is no activity involving any employees of Seller seeking to certify a collective bargaining unit or engaging in any other organization activity.

6.12.2. Copies of any employment agreements and total compensation for the Key Personnel have previously been provided to Purchaser. Except with respect to Key Personnel, Schedule 6.12 sets forth (i) a list of all written employment agreements with any employee or agent of Seller involved in the GlobalTrak Business and the total compensation (separately stating salary and bonus or other compensation) payable to each of them, including the fringe benefits (other than those made available to employees generally) provided to each of them, and (ii) any payments or commitments to pay any severance or termination pay to any officer, director, employee, consultant or other representative of Seller involved in the GlobalTrak Business. None of such persons has notified Seller that he or she will terminate such person’s relationship with Seller. There are no unwritten agreements binding on Seller with respect to any of the foregoing matters. A separate list including the name and total compensation of each officer of Seller involved in the GlobalTrak Business, and the name and total compensation of each other employee or independent contractor of Seller involved in the GlobalTrak Business has been provided by Seller to Purchaser.

6.13. Employee Benefits.

6.13.1. Schedule 6.13.1 contains a list of each Plan, each Multiemployer Plan, and each material Benefit Arrangement.

6.13.2. To Seller’s Knowledge, there is no investigation by any Governmental Authority and there is no other action, suit or claim pending (except actions, suits or claims for benefits payable in the normal operation of the Plans, other than actions, suits or claims which if adversely determined, would reasonably be expected to have a Material Adverse Effect) or threatened against any Plan or against the assets of any Plan.

6.13.3. No Plan is subject to Part 3 of Title I of ERISA or Section 412 of the Code or Title IV of ERISA.

6.13.4. All Plans comply and have complied with applicable provisions of their terms, the Code, ERISA and other applicable Laws, except where such non compliance would not reasonably be expected to have a Material Adverse Effect.

6.13.5. Neither Seller nor any other disqualified person (as defined in Section 4975 of the Code) or party in interest (as defined in Section 3(14) of ERISA) has engaged in any non-exempt prohibited transaction with respect to any Plan and there is no pending assertion of the occurrence of any such transaction.

6.13.6. Each Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable opinion or determination letter which is reasonably expected to adversely affect the qualified status of such Plan.

6.13.7. All contributions required to be made to each Plan under the terms of such Plan, ERISA, the Code or other applicable Law for all periods prior to the Closing Date have been timely made except where such failure to make timely contributions is not reasonably expected to result in material liability to Seller.

6.13.8. Seller complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code).

6.13.9. No Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of Seller, other than continuation coverage required by Section 4980B of the Code or Sections 601 to 608 of ERISA or other similar state laws (“COBRA”).

6.14. Environmental Matters. Except as disclosed in Schedule 6.14:

6.14.1. Seller, with respect of the operations of the GlobalTrak Business and the Purchased Assets, is in compliance with all Environmental Laws, except such non-compliance which would not have a Material Adverse Effect;

6.14.2. Seller holds, and is in compliance with, all Permits, if any, required under Environmental Laws for Seller to conduct the GlobalTrak Business, except such non-compliance which would not have a Material Adverse Effect;

6.14.3. Seller is not subject to any Order, and has not agreed to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law;

6.14.4. Seller has not (A) released or disposed of any Hazardous Substance on, to, under or at the premises on which the GlobalTrak Business is conducted or any other location, whether or not formerly owned, used or leased, in violation of applicable Environmental Law, or (B) received any request for information or written notice requiring the removal of Hazardous Substances from any such real property;

6.14.5. There are no Environmental Claims pending or, to Seller’s Knowledge, threatened against or involving Seller, the GlobalTrak Business, the premises on which it is operated or any real property formerly used, owned or leased by Seller or the GlobalTrak Business, or otherwise related to any Environmental Liability of Seller or the GlobalTrak Business; and

6.14.6. Neither Seller nor the GlobalTrak Business has (a) used asbestos-containing material in its operations or products; or (b) engaged in any operations save for the type currently conducted by the GlobalTrak Business.

6.15. Taxes.

6.15.1. Except as otherwise provided in Schedule 6.15, all Tax Returns in respect of any Pre-Closing Tax Period required to be filed prior to the Closing Date have been or will be filed in a timely manner and are or will be true, complete and correct in all material respects, and all Taxes in respect of any Pre-Closing Tax Period (whether or not such Taxes were shown or required to be shown on a Tax Return), including all Taxes for which a notice of assessment or demand for payment has been received, have been or will be timely and fully paid.

6.15.2. Except as provided in Schedule 6.15, no penalties or other charges are or will become due with respect to the late filing of any Tax Return required to be filed on or before the Closing Date.

6.15.3. Except as otherwise provided in Schedule 6.15, there are no Tax Liens imposed on any property or assets of Seller. No deficiencies for any Tax liability of Seller have been proposed, asserted or assessed which remain unpaid.

6.15.4. With respect to all Tax Returns: (A) except as set forth on Schedule 6.15, there is no action, suit, proceeding, investigation, audit or claim pending or in progress or, to Seller’s Knowledge, threatened regarding any Taxes relating to Seller or any group of affiliated corporations of which Seller is now or was formerly a member, for any Pre-Closing Tax Period; and (B) no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

6.15.5. Schedule 6.15 sets forth the status of the audits of the United States Federal income tax returns of Seller for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by Seller with respect thereto. Each such return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder in all material respects and makes all material disclosures required by the Code and regulations thereunder and other applicable provisions of Law. Except as set forth on Schedule 6.15, Seller has not agreed to, or is not required to, make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

6.15.6. Schedule 6.15 sets forth the status of the audits of state, local and foreign Tax Returns of Seller for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to tax, interest and penalties that have been made or proposed, and the amounts of any payments made by Seller with respect thereto. Each such Tax Return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.

6.15.7. Except as set forth on Schedule 6.15, all Taxes that Seller is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Governmental Authorities to the extent due and payable.

6.15.8. Seller has not been or is not included in any consolidated, affiliated, combined, unitary, aggregate or other similar Tax Returns.

6.15.9. Except as set forth in Schedule 6.15, no power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to Seller.

6.16. Legal Proceedings. There are no outstanding Orders against or involving Seller, the GlobalTrak Business or the Purchased Assets. Except as set forth on Schedule 6.16, there are no actions, suits, claims or legal, administrative or arbitral proceedings or, to Seller’s Knowledge, investigations (collectively, “Claims”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to Seller’s Knowledge, threatened, against or involving the GlobalTrak Business or any of the Purchased Assets. To Seller’s Knowledge, there is no fact, event or circumstance that may give rise to any Claim that would be required to be set forth on Schedule 6.16 if currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 6.16 have been timely and duly given and, to Seller’s Knowledge, no insurance company has asserted that such Claim is not covered by the applicable policy relating to such Claim. Except as set forth on Schedule 6.16, there have not been any product liability Claims relating to the GlobalTrak Business against or involving Seller or any product manufactured, marketed or distributed at any time by Seller.

6.17. Contracts.

6.17.1. Schedule 6.17 contains a complete and accurate list of each of the following Contracts to the extent not set forth on Schedules 6.10 or 6.12.2:

6.17.1.1. all Contracts that provide for payment or receipt by Seller in connection with the GlobalTrak Business of more than $25,000 per year, including any such Contracts with vendors, suppliers, customers or clients;

6.17.1.2. all Contracts relating to Indebtedness of the GlobalTrak Business or granting a Lien on any of the Purchased Assets;

6.17.1.3. all Contracts that limit or purport to limit the ability of the GlobalTrak Business to compete in any line of Business or with any Person or in any geographic area or during any period of time;

6.17.1.4. all Real Property Leases related to the GlobalTrak Business;

6.17.1.5. all Contracts with employees, officers, directors, and independent contractors providing services to the GlobalTrak Business;

6.17.1.6. all license agreements, franchise agreements or agreements in respect of similar rights granted to or held by Seller which relate to the GlobalTrak Business, except for Software licenses excluded from Schedule 6.10.2 in accordance with Section 6.10.2;

6.17.1.7. all joint venture, partnership, co-development or similar Contracts which relate to the GlobalTrak Business;

6.17.1.8. all Contracts pursuant to which Seller undertakes any indemnification obligation related to the GlobalTrak Business;

6.17.1.9. all Contracts pursuant to which Seller has a beneficial interest in any confidentiality, non-competition, or non-solicitation covenant of any Person which relate to the GlobalTrak Business, any assignment to Seller or vesting of ownership in Seller of any Intellectual Property used or intended for use in the GlobalTrak Business;

6.17.1.10. all requirements Contracts or Contracts providing for an exclusive supplier, dealer, agency or similar relationship which relate to the GlobalTrak Business; and

6.17.1.11. any other Contract that is material to the GlobalTrak Business taken as a whole.

6.17.2. Schedule 6.17 also lists and describes the status of all Contracts currently in negotiation or proposed by Seller of a type which if entered into by Seller would be required to be listed on Schedule 6.17 (“Proposed Contracts”).

6.17.3. Seller has delivered or made available to Purchaser true and complete copies of (i) all of the Contracts set forth on Schedules 6.10, 6.12 and 6.17 and (ii) the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the terms of all of the Proposed Contracts set forth on Schedule 6.17. All of the Contracts referred to in the preceding sentence were entered into in bona fide transactions in the Ordinary Course of Business and are valid and binding upon Seller and, to Seller’s Knowledge, the parties thereto, in accordance with their terms and are in full force and effect. Seller is not in material default under any of such Contracts, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. To Seller’s Knowledge, no other party to any such Contract is in material default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. All approvals or consents of any person needed in order that the Contracts set forth on Schedules 6.10, 6.12 and 6.17 continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement are set forth on Exhibit 9.5.

6.17.4. Schedule 6.17.4 contains a description of the warranties provided to customers in all existing or pending customer Contracts which relate to the GlobalTrak Business. Schedule 6.17.4 also sets out all material warranty claims currently pending against Seller, or for which Seller is contingently liable, which relate to the GlobalTrak Business, and a true and correct statement of the warranty obligations of Seller for each of its fiscal years ending January 1, 2012, and December 31, 2012, which relate to the GlobalTrak Business. No warranties to customers exist other than as stated in the Contracts as provided by Seller to Purchaser.

6.18. Compliance with Laws, Certifications.

6.18.1. Seller is not in material violation of any applicable Law or Order with respect to the GlobalTrak Business, and Seller has not received written notice that any such violation is being or may be alleged. To Seller’s Knowledge, no investigation by any Governmental Authority with respect to the GlobalTrak Business or the Products is pending or, to the Seller’s Knowledge, threatened and Seller has not received any written notice of any intention by any Governmental Authority to conduct the same.

6.18.2. The Products currently marketed by Seller and those Products previously sold by Seller as to which Purchaser is assuming warranty obligations hereunder are or were, on the date of sale by Seller, (i) in compliance in all material respects with all Permits, and (ii) in compliance in all material respects with all Governmental and non-governmental certifications required for their sale in any market in which they were or currently are sold or distributed or with respect to which they were or are marked or advertised by Seller.

6.18.3. Since Seller’s formation, all exports of Seller’s Products have been made in compliance in all material respects with all United States export control regulations and no Product manufactured by Seller is subject to any export licensing requirement under such laws and regulations, including without limitation Export Administration Regulations (EAR), 15 C.F.R. Parts 730-774, as amended, and regulations governing the manufacture and export of defense articles, defense services and associated technical data, as set forth in the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130, as amended.

6.18.4. Seller is not a party to any contract with, and, since Seller’s formation, has not sold or purchased goods and services to or from: (i) any Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person,” within the definitions set forth in the Foreign Assets Control Regulations, contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, (ii) the government, including any political subdivision, agency, or instrumentality, of any country against which the United States maintains economic sanctions or embargos, (iii) a Person who has informed Seller that such person is acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the Persons listed in subparagraphs (i)-(ii) above, or (iv) a Person on any other export control, terrorism or drug trafficking related list administered by any Governmental Agency as that list may be amended, adjusted or modified from time to time.

6.18.5. The practices and activities of Seller are in compliance with, and, for the past five (5) years, Seller has maintained compliance with, the regulations administered by the Office of Foreign Assets Control of the US Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended.

6.19. Insurance. Schedule 6.19 sets forth a summary of all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Seller which relate to the GlobalTrak Business (specifying the policyholder, the amount of the coverage, the insurer, the type of coverage, the risks insured and any pending claims thereunder). Such policies and binders are valid and binding in accordance with their terms, and are in full force and effect. All general liability policies maintained by or for the benefit of Seller are “occurrence” policies and not “claims made” policies. Seller has no outstanding bonds and other surety arrangements in connection with the operations of the GlobalTrak Business. Schedule 6.19 sets forth a summary of loss experience which relates to the GlobalTrak Business under each insurance policy for the past three years.

6.20. Fees or Commissions. Seller (including its officers, directors, stockholders and employees) has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby except for the McLean Group, LLC, who will be paid by Seller outside of Closing and without any liability to Purchaser.

6.21. Illegal Payments. Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller, or any other person or entity on behalf of Seller, has made or authorized any payment of funds of Seller which is prohibited by law.

6.22. Suppliers and Customers. Schedule 6.22 hereto sets forth the ten (10) largest suppliers and five (5) largest customers of the GlobalTrak Business, based on the dollar amount of purchase and sales for the twelve (12) month period ended on December 31, 2012. No such supplier or customer has cancelled or otherwise terminated, or, to the Seller’s Knowledge, threatened to cancel or otherwise to terminate, its relationship with Seller or has during the last twelve (12) months decreased materially, or, to the Seller’s Knowledge, threatened to decrease or limit materially, its services, supplies or materials for use in the GlobalTrak Business or its usage or purchase of the services or products of Seller, except for normal cyclical changes related to customers’ businesses and expiration. To Seller’s Knowledge, no supplier or customer intends, whether as a result of the transactions contemplated hereby or otherwise, to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller, or its usage or purchase of any of Seller’s services or products below the commitments currently made by such parties, and to Seller’s Knowledge, the consummation of the transactions contemplated hereby will not adversely affect the relationship of Purchaser with any such supplier or customer. Except as set forth on Schedule 6.22 hereto, Seller has at no time prior to the date hereof conducted any product recall, or taken any other similar action (whether voluntary or required by law), with respect to any of the Products.

6.23. Inventories. The Inventories of Seller are accounted for on an average cost basis. The Inventories of Seller are current, merchantable, readily usable or saleable in the Ordinary Course of Business and are written down to net realizable market value. No material obsolete, unsaleable, excess or slow-moving inventory is included in the Inventories, unless included in the Closing Date Net Working Capital.

6.24. Real Property.

6.24.1. Seller does not own any land, buildings, structures, plants, facilities and other improvements, and has not prior to the Closing Date.

6.24.2. Other than the respective agreements (the “Real Property Leases”) under which Seller leases the premises in Arlington, Virginia, on which the GlobalTrak Business is operated, Seller is not a party to any leases, subleases, licenses and other agreements under which Seller has the right to use or occupy, now or in the future, any real property which is used or intended for use in the GlobalTrak Business. Seller has not taken any action or omitted to take any action that could permit any lessor (with the giving of notice, the lapse of time, or both) to place a lien on any Purchased Asset under the terms of any Real Property Lease or applicable Law.

6.24.3. Since January 1, 2010, the sole office used by the GlobalTrak Business has been Seller’s headquarters building at 3610 Wilson Boulevard, Arlington, Virginia.

6.25. Receivables. All Receivables as of the Interim Balance Sheet Date are shown on the Interim Balance Sheet, and all such Receivables and all Receivables acquired or generated subsequent to the Interim Balance Sheet Date have arisen in the Ordinary Course of Business from the delivery and sale of Seller’s Products and constitute valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims.

6.26. Disclosure. No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to Section 5.3.3 of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which it was made, not misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

7.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

7.2. Authority to Execute and Perform Agreement. Purchaser has the legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. Each of this Agreement and the other agreements and other instruments being delivered at the Closing by Purchaser have been duly authorized by all necessary corporate action and have been or will have been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof by Seller) are, or will be when executed and delivered, valid and binding obligations of Purchaser enforceable in accordance with their terms. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Purchaser; (ii) require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other person other than as set forth in Section 7.6; (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any contract, or result in the creation of any Lien upon the assets or properties of Purchaser; (iv) violate any Order against, or binding upon, Purchaser or its properties or business; or (v) violate any Law.

7.3. Fees or Commissions. Purchaser (including its officers, directors and employees) has not incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby except as will be paid by Purchaser outside of Closing and without any liability on the part of Seller.

7.4. Orders. Purchaser is not subject to any Order that would prevent or materially impair or delay the ability of Purchaser to consummate the Asset Sale or to perform its other obligations hereunder.

7.5. Sufficiency of Funds. Purchaser has, and at the Closing will have, sufficient cash on hand or other sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including without limitation payment to Seller of the Closing Cash Amount at the Closing.

7.6. Governmental Authorizations. Except for (a) the filing of appropriate documents with the NASDAQ Stock Market, or (b) the filing of one or more Form 8-K with the SEC, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 8

COVENANTS

8.1. Conduct of the GlobalTrak Business. Seller agrees that, from the date hereof to the Closing, except (a) to the extent otherwise permitted by this Agreement, (b) as expressly required by any Governmental Authority or Law, or (c) as consented to in writing by Purchaser, Seller:

8.1.1. will operate the GlobalTrak Business in the Ordinary Course of Business in all material respects, including maintaining Inventories in the Ordinary Course of Business at normal levels;

8.1.2. will use commercially reasonable efforts to preserve the GlobalTrak Business organization intact, to retain the services of its employees and to preserve the GlobalTrak Business goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

8.1.3. will take such action as may be commercially reasonably necessary to preserve the GlobalTrak Business properties and assets and to maintain its Permits;

8.1.4. will use commercially reasonable efforts to maintain in full force and effect its insurance policies presently in effect which relate to the GlobalTrak Business;

8.1.5. will comply with any applicable Law or Order the violation of which would have a Material Adverse Effect;

8.1.6. will promptly advise Purchaser in writing of any Material Adverse Change or any event or circumstance which will, or with reasonable certainty may, result in a Material Adverse Change;

8.1.7. will review with Purchaser all decisions regarding major vendor Contracts, major customer Contracts, major equipment purchases and sales and other major operational decisions which relate to the GlobalTrak Business;

8.1.8. will not make or commit to make any salary or wage increase with respect to any officer, employee or agent, except as set forth in Schedule 6.12, or enter into, amend or alter employment or consulting agreement which relate to the GlobalTrak Business;

8.1.9. will obtain Purchaser’s written approval prior to filing any documents or papers with or making any written representations to the United States Patent and Trademark Office or the patent or trademark offices of any foreign countries which related to the GlobalTrak Business;

8.1.10. will not sell, transfer, assign or otherwise dispose of or encumber any of the assets that would be Purchased Assets other than dispositions to unaffiliated purchasers in arms’ length transactions in the Ordinary Course of Business of (1) Inventories, (2) Products, (3) other assets that will not affect the operations of the GlobalTrak Business in any material respect, or (4) other assets that are replaced in full by comparable assets prior to the Closing;

8.1.11. except in the Ordinary Course of Business, will not grant any additional Licenses Out, modify or compromise any existing License Out, or otherwise sell, transfer or encumber any Owned Intellectual Property and will not settle or compromise any claim of infringement by any third party of any Owned Intellectual Property;

8.1.12. will obtain Purchaser’s written approval prior to leasing, renewing, subleasing, using, selling, or buying any real property interest which relates to the GlobalTrak Business; and

8.1.13. will not make any agreement or commitment to take any action referred to in subparagraphs 8.1.1 through 8.1.12 above.

8.2. Examinations and Investigations, Confidentiality Agreement. Prior to the Closing Date, Purchaser may, through its respective employees, agents and representatives, make or cause to be made such investigation of Seller and the GlobalTrak Business and Purchased Assets as it deems necessary or advisable. Such investigation shall not affect the representations and warranties hereunder. Seller will permit Purchaser and its employees, agents and representatives, on reasonable notice, to have access to Seller’s premises, (including without limitation, access to obtain reasonable numbers of samples for analysis) and books, records and documents during normal business hours, including, but not limited to, the work papers of its accountants, and to furnish such data and other information with respect to Seller, the Purchased Assets and GlobalTrak Business as Purchaser shall from time to time reasonably request (“Due Diligence”). Upon the written consent of Seller, such consent not to be unreasonably withheld, Purchaser may also contact Seller’s customers, suppliers, and employees engaged in the GlobalTrak Business in the course of its investigation of the GlobalTrak Business and Purchased Assets. All expenses incurred in the course of conducting Due Diligence pursuant to this Section 8.2 shall be borne by Purchaser. Purchaser shall exercise reasonable efforts not to disrupt the business of Seller or Seller’s relationships with its customers, suppliers and employees during the course of Purchaser’s investigations hereunder. Between the date of this Agreement and the Closing Date, all information regarding Seller or the GlobalTrak Business received by Purchaser or its representatives in the course of conducting Due Diligence shall be governed by and held in confidence under the terms and conditions of the Confidentiality Agreement, which the parties acknowledge shall remain in effect in accordance with its terms unless the Closing shall occur, in which case the Confidentiality Agreement shall terminate upon Closing notwithstanding any provision to the contrary in the Confidentiality Agreement.

8.3. Certain Filings, Consents and Action. Seller and Purchaser shall cooperate with each other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other Law, or whether any consents, approvals or waivers are required to be obtained from other parties under Contracts material to the GlobalTrak Business in connection with the consummation of the transactions contemplated hereunder, and will cooperate with each other in completing those filings. Upon Closing, and to the extent not otherwise obtained prior to the Closing Date, Seller will use all commercially reasonable efforts and will immediately seek to obtain all such additional consents, approvals, permits, authorizations or waivers. Purchaser shall use its commercially reasonable efforts to obtain any necessary authorizations, approvals, consents and waivers from Purchaser’s senior secured lenders in connection with the consummation of the transactions contemplated by this Agreement.

8.4. Public Announcement. Seller and Purchaser shall mutually agree as to the form, timing and substance of any public announcement related to this Agreement or the transactions contemplated hereby, such agreement not to be unreasonably withheld or delayed, and consult with each other as to the form, timing and substance of other public disclosures related hereto; provided, however, that nothing contained herein shall prohibit either party without the agreement of the other party from making any disclosure required by Law or as such party deems necessary under federal or state securities laws.

8.5. Acquisition Proposals. Seller will not, prior to the termination or expiration of this Agreement, directly or indirectly, through any officer, employee, director, stockholder, representative, broker, advisor or agent (i) seek, solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of any interest in the GlobalTrak Business or Purchased Assets, or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation or dissolution that is part of a plan to transfer assets that would be Purchased Assets to a third party or third parties, or similar transaction involving, directly or indirectly, Seller (each an “Acquisition Proposal”), (ii) participate or cooperate in or consider or pursue, any discussions or negotiations regarding an Acquisition Proposal or furnish to any Person information concerning Seller for any Acquisition Proposal, or (iii) otherwise solicit or cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any Person to make or enter into an Acquisition Proposal. Seller shall promptly notify Purchaser in writing of any breach of this Section 8.5 or of the receipt of any unsolicited Acquisition Proposal. Seller shall cause all of its agents, officers, employees, directors, stockholders, and representatives to abide by the terms of this Section 8.5.

8.6. Further Assurances. After the Closing, Seller will, at Purchaser’s reasonable request from time to time and without further consideration, execute and deliver or cause to be executed and delivered to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation (including, without limitation, additional assignments suitable for recording with respect to Intellectual Property) and take such other action as Purchaser may reasonably request so as to fully, effectively and completely sell, assign, transfer to and vest in Purchaser title to and possession of the Purchased Assets. In the event that Seller receives any funds that are the property of Purchaser, it shall promptly forward such funds to Purchaser, and in the event that Purchaser receives any funds that are the property of Seller, it will promptly forward such funds to Seller.

8.7. Proration of Expenses; Transfer Taxes.

8.7.1. Seller and Purchaser agree that all utility (including telephone, gas, electric, heat and other utility charges) charges, real and personal property taxes and assessments, rent and proportionate share of charges for incurred operating costs owed to the lessor under any lease which is assumed by Purchaser and other prepaid and deferred items which are attributable to periods before and after the Closing Date, shall be prorated between Seller and Purchaser as of the Closing Date. Such prorations, to the maximum extent possible, shall be included in the determination of the Closing Date Net Working Capital under Article 4.

8.7.2. The Seller and Purchaser shall each be responsible for fifty percent (50%) of all sales, use, stamp, recordation and similar transfer Taxes, if any, imposed by law on Purchaser with respect to the sale, assignment or other transfer of the Purchased Assets contemplated by this Agreement (“Transfer Taxes”).

8.8. Financial Information. From and after the date hereof, Seller shall provide Purchaser with copies of all monthly financial statements of the GlobalTrak Business, prepared in accordance with GAAP as applied by Seller in the preparation of its Financial Statements. Such financial statements shall be delivered to Purchaser within thirty (30) days of the end of each month. Within thirty (30) days after the Closing, Seller shall deliver to Purchaser the balance sheet of the GlobalTrak Business, as of the Closing Date, prepared in accordance with GAAP and in a manner consistent with the Financial Statements.

8.9. Third Party Consents. To the extent that Seller’s rights under any item described in this Agreement or any other Purchased Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or would be unlawful, and Seller shall use reasonable efforts in good faith to obtain any such required consents as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the item or Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder, including, but not limited to, Seller’s delivery to Purchaser of all revenues generated therefrom, net of Seller’s reasonable and necessary expenses incurred in relation to each such item or Purchased Asset, from Closing Date through and including the date on which consent is obtained, and shall cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Purchaser shall defend, indemnify and hold harmless Seller from, against and in respect of any and all liabilities, losses, damages, deficiencies or expenses resulting from Seller’s agency described in the previous sentence. If such consent is obtained following Closing then such Purchased Asset shall be automatically assigned to Purchaser without any further action on the part of any party hereto.

8.10. Bulk Sales Law. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets.

8.11. Cessation of Use of Names; Telephone; Domain Names. Immediately following the Closing, except as required by or necessary pursuant to the terms of the Manufacturing and Transition Services Agreement, Seller shall cease and desist from using the words or formatives “GlobalTrak” or any derivations thereof, in connection with any commercial activities or in any trade name, or as part of any trademark or any product or service identification. Seller shall also use reasonable efforts to transfer to Purchaser the telephone numbers utilized by Seller solely in its GlobalTrak Business, to the extent possible. In addition, Seller shall comply with the domain name transfer protocol of the registrar of any domain name used or owned by Seller in the GlobalTrak Business so as to ensure that transfer of such domain name is timely made to Purchaser.

8.12. Tax Cooperation . Seller, on the one hand, and Purchaser, on the other hand, will provide the other with such cooperation and information as each of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for a refund of Taxes, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or proceeding in respect of Taxes, but only with respect to Taxes imposed upon or related to the operation of the GlobalTrak Business or the Purchased Assets. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Purchased Assets, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.

8.13. Access to Records . Following the Closing, Purchaser shall provide Seller reasonable access to, or copies of, GlobalTrak Business records. Prior to the destruction by Seller of any Retained Records which relate to the GlobalTrak Business, Seller shall give Purchaser the right to take possession of such Retained Records, at the expense of Purchaser, provided that Purchaser shall take possession of such records except as limited by Law.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser in writing delivered to Seller prior to or at the Closing:

9.1. Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in Article VI of this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified a date, which shall be true and correct in all respects as of that specified date).

9.2. Performance by Seller. Each of the covenants, agreements and obligations to be performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects by Seller on or before the Closing Date.

9.3. Authority. All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

9.4. Consents. All notices to, permits, authorizations, approvals, consents and waivers from any Governmental Authority and all third party consents listed on Exhibit 9.4 shall have been made or obtained.

9.5. Assumed Contracts and Assigned Rights. All consents and assignments of the Assumed Contracts and Assigned Rights listed on Exhibit 9.5 shall have been obtained.

9.6. Absence of Litigation. No action, suit or proceeding petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened in writing. No preliminary or permanent injunction or other Order shall have been issued by any Governmental Authority of competent jurisdiction which remains in effect and restricts the consummation of the transactions contemplated hereby and no Law shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated hereby illegal.

9.7. No Material Adverse Change. Since the date hereof, there shall not have been any Material Adverse Change.

9.8. [Intentionally omitted].

9.9. Agreement with the Key Personnel. On or prior to the Closing Date, the Key Personnel shall have accepted employment with Purchaser on terms satisfactory to Purchaser, including the terms referenced in Section 3.3 above.

9.10. Due Diligence. Purchaser shall be satisfied, in its sole discretion, with the results of its Due Diligence investigation of the GlobalTrak Business.

9.11. Certificate of Indebtedness . Seller shall have delivered to Purchaser a certificate (the “Certificate of Indebtedness”) certifying as to (a) a list of any Liens, other than Permitted Liens, on any of the Purchased Assets, in favor of any creditor of Seller, including the name and address of each such creditor, and (b) the aggregate amount of customer deposits (if any) held by Seller as of the Closing Date.

9.12. Discharge of Liens. Seller shall have complied with the requirements of Section 5.3.7 of this Agreement and each Lien filed against any of the Purchased Assets (other than any financing statement in favor of any lender to Purchaser) shall either have been terminated or termination statements with respect thereto in form and substance satisfactory to Purchaser and Purchaser’s counsel shall have been delivered (or agreed to be delivered by the creditor holding such Lien) to Purchaser.

9.13. Other Agreements. Any of the agreements, documents or instruments to be delivered as contemplated under this Agreement by Seller, not otherwise listed in this Article 9 shall have been executed and delivered by Seller as applicable.

9.14. FIRPTA Certificate. Purchaser shall have received from Seller a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

9.15. Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

9.16. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Purchaser in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Purchaser and Purchaser’s counsel, and Purchaser shall have received the originals or certified or other copies of all such records and documents as Purchaser may reasonably request.

9.17. Certain Financial Information. Seller shall have provided all cooperation reasonably requested by Purchaser in connection with Purchaser reporting the Asset Sale in accordance with applicable Laws, including providing to Purchaser:

9.17.1. Management representation letters (but only with respect to matters pertinent to the GlobalTrak Business) as reasonably requested by Purchaser or any firm of independent registered public accountants engaged by Seller to audit, review or provide comfort letters with respect to Seller’s financial statements for any period ended on or before the Closing Date that includes financial information of the GlobalTrak Business;

9.17.2. at Seller’s cost and expense, not less than three (3) days prior to the Closing Date, standalone audited financial statements of the GlobalTrak Business and footnotes thereto, as of and for the fiscal years ended December 31, 2012 and January 1, 2012, of the type required by Regulations S-X and S-K under the Securities Act (whether or not actually required; provided that if only the fiscal year ended December 31, 2012 standalone audited financial statements are required thereunder, as reasonably determined by Purchaser, then only such standalone audited financial statements for that fiscal year will be required) and to permit Purchaser to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws (including any other customary items related to such audited financial statements such as management representation letters). If the Closing is delayed beyond April 15, 2013 for any reason, in addition to the above obligation to provide audited financial statements, Seller, at its cost and expense and not less than three (3) days prior to the Closing Date, shall also provide to Purchaser the quarterly financial statements of the GlobalTrak Business for subsequent periods and all prior periods covered by the audited financial statements (including footnotes thereto) reviewed by Seller’s independent registered public accounting firm of the type required by Regulations S-X and S-K under the Securities Act (whether or not actually required) to permit Purchaser to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws (including any other customary items related to such audited financial statements such as management representation letters);

9.17.3. access to (i) Seller’s financial and accounting information for any period ended on or before the Closing Date, including without limitation, for the fiscal years ended December 31, 2012 and January 1, 2012, (ii) Seller’s officers, employees and agents responsible for the preparation and internal review of its financial statements or its internal controls and procedures with respect to financial reporting matters, and (iii) representatives of the auditors responsible for the audit or review of Seller’s financial statements for any period referred to in clause (i) above, in each case, as it relates to the GlobalTrak Business and in order to permit Purchaser to prepare, as promptly as possible, audited, unaudited and pro forma financial statements and all other financial data of the type required by Regulations S-X and S-K under the Securities Act (whether or not actually required) and to permit Purchaser to comply with its disclosure obligations under the Securities Act, the Exchange Act or other applicable Laws; provided, that such access does not unreasonably interfere with the business or operations of Seller prior to the Closing Date.

9.18. Contract Manufacturing Agreement, Transition Services Agreement and Mutual Non-Disclosure Agreement. Seller and Purchaser shall have executed and delivered to each other the Manufacturing Agreement, the Transition Services Agreement and the Mutual Non-Disclosure Agreement in forms which the parties find acceptable, pursuant to which Seller agrees to continue the Manufacturing Business to manufacture GlobalTrak Business Products for Purchaser, as well as billing and other financial services related to the GlobalTrak Business, at the price and upon the other terms and conditions therein set forth.

9.19. Permitted Acquisition. All authorizations, approvals, consents and waivers from Purchaser’s senior secured lenders in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Seller in writing delivered to Purchaser prior to or at the Closing:

10.1. Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall be true and correct as of the Closing Date.

10.2. Performance by Purchaser. Each of the covenants, agreements and obligations to be performed by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed by Purchaser on or before the Closing Date.

10.3. Authority. All actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken, including approval of Purchaser’s board of directors.

10.4. Absence of Litigation. No action, suit or proceeding petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened in writing. No preliminary or permanent injunction or other Order shall have been issued by any Governmental Authority of competent jurisdiction which remains in effect and restricts the consummation of the transactions contemplated hereby and no Law shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated hereby illegal.

10.5. Other Agreements. Any of the agreements, documents or instruments to be delivered as contemplated under this Agreement by Purchaser, not otherwise listed in this Article 10, shall have been executed and delivered by Purchaser.

10.6. Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered to Seller the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

10.7. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Seller in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel, and Seller shall have received the originals or certified or other copies of all such records and documents as Seller may reasonably request.

ARTICLE 11

INDEMNIFICATION

11.1. Survival of Representations and Warranties; Remedies. The representations and warranties of the Seller and Purchaser contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date; provided, however, (i) the representations and warranties of Seller set forth in the first sentence of Section 6.1 (Due Organization and Authority), Section 6.5 (Authority to Execute and Perform Agreement), Section 6.8.1 (Title to Assets and Properties), the portions of Section 6.10 (Intellectual Property) which address title, Section 6.13 (Employee Benefits), Section 6.14 (Environmental Matters), Section 6.15 (Taxes), Section 6.20 (Fees and Commissions), and Section 6.21 (Illegal Payments) (collectively, the “Seller Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations, and (ii) the representations and warranties of Purchaser set forth in Section 7.1 (Organization), Section 7.2 (Authority to Execute and Perform Agreement), and Section 7.3 (Fees and Commissions) (collectively, the “Purchaser Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable survival period by a Purchaser Indemnified Party to Seller or by a Seller Indemnified Party to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. The covenants and obligations in this Agreement shall survive the Closing and the consummation of the Asset Sale until the expiration of the applicable statute of limitations.

11.2. Indemnification by Seller. From and after the Closing, Seller agrees to indemnify and hold Purchaser harmless from and against any and all Losses incurred or suffered by Purchaser or its Affiliates, assigns , directors, officers, employees, or consultants (collectively, the “Purchaser Indemnified Parties”) due to or resulting from: (i) the breach of any representation or warranty of Seller set forth in Article 6 of this Agreement; (ii) a violation or default by Seller of Seller’s covenants, obligations or agreements set forth in this Agreement or in any certificate delivered pursuant to Section 5.3.3; (iii) the Retained Liabilities; (iv) Seller’s failure to comply with any bulk sales law; and (v) Purchaser’s payment of any debts, obligations or liabilities of Seller other than Assumed Liabilities, whether or not such claims constitute a breach of a representation or warranty of Seller set forth herein.

11.3. Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify and hold Seller harmless from and against any and all Losses incurred or suffered by Seller or its Affiliates, assigns, directors, officers, employees, or consultants (collectively, the “Seller Indemnified Parties”) due to or resulting from: (i) the breach of any representation or warranty of Purchaser set forth in Article 7 of this Agreement or the any certificate delivered pursuant to Section 5.4.3; (ii) a violation or default by Purchaser of Purchaser’s covenants, obligations or agreements set forth in this Agreement; (iii) the Assumed Liabilities; and (iv) Seller’s payment or satisfaction of any Assumed Liabilities.

11.4. Indemnification Procedures.

11.4.1. Any party seeking indemnification hereunder (the “Indemnified Party”, which term shall include all Indemnified Parties if there be more than one) shall promptly notify the indemnifying party or parties hereto (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (an “Indemnity Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

11.4.2. In the event that any Indemnified Party desires to make a claim against an Indemnifying Party under Section 11.2 or 11.3 above in connection with any suit, action, proceeding or demand at any time instituted against or made upon an Indemnified Party by any third party for which the Indemnified Party is entitled to seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto. The Indemnifying Party shall have forty-five (45) days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, however, that (i) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party would not reasonably be expected to have any liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding the foregoing, in no event shall the Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (a) the Indemnifying Party shall not have given the Indemnified Party written notice that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article 11; (b) the Indemnified Party shall have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a bona fide conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable; (b) such Third Party Claim seeks an injunction or other equitable relief; (c) such Third Party Claim, if adversely determined, could reasonably be expected to result in Losses which, along with any other reasonably foreseeable Losses and any amounts previously paid pursuant to this Article 11 (subject to the limitations therein), would be in excess of the Representation and Warranty Cap; or (d) such Third Party Claim is made by a governmental or regulatory authority (it being understood and agreed that in any such case the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense); provided that in such event the Indemnifying Party shall be entitled, at its expense, to participate in such defense with counsel of its own choice. If the Indemnifying Party fails to notify the Indemnified Party of its assumption of the defense of such Third Party Claim within forty-five (45) days after receipt of the Indemnified Party’s notice of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party, provided, however, that the Indemnified Party may not settle any Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

11.5. Method and Manner of Paying Indemnity Claims.

11.5.1. In the event of any Indemnity Claim under this Article 11, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Indemnity Claim. If within thirty (30) days the Indemnifying Party has not contested such Indemnity Claim in writing, such amount shall be deemed the amount of indemnification to which the Indemnified Party is entitled (the “Indemnified Amount”), and the Indemnifying Party shall pay the full amount thereof within ten (10) days after the expiration of such period. Any Indemnified Amount (or portion thereof) owed by an Indemnifying Party hereunder with respect to any Indemnity Claim may be set-off by the Indemnified Party (at the sole option of the Indemnified Party) against any amounts owed by the Indemnified Party to the Indemnifying Party. The unpaid balance of any Indemnified Amount owed by the Indemnifying Party shall bear interest at a rate per annum equal to the prime rate as published in the Wall Street Journal plus two percent (2%) from the due date notice thereof hereunder.

11.5.2. Other than with respect to Purchase Price Limited Losses, any indemnification to which Purchaser is entitled under this Agreement as a result of any Indemnity Claim shall first be satisfied by Purchaser’s recouping all of such Indemnified Amount from the Escrow Amount in accordance with the terms of the Escrow Agreement.

11.6. Limitations on Indemnification.

11.6.1. Seller shall not be required to indemnify the Purchaser Indemnified Parties hereunder for any Losses pursuant to Section 11.2(i) (other than Losses due to or resulting from the breach of any Seller Fundamental Representations) (such Losses being collectively referred to herein as the “Representation and Warranty Losses”) except to the extent that the aggregate amount of such Representation and Warranty Losses for which all Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to this Article 11 exceeds $35,000 (the “Deductible Amount”) (it being understood and agreed that the Deductible Amount is intended as a deductible, and Seller shall not be liable for any Representation and Warranty Losses which are in the aggregate less than the Deductible Amount), whereupon the Purchaser Indemnified Parties shall be entitled to be paid the excess of (x) the aggregate amount of all such Representation and Warranty Losses over (y) the Deductible Amount, subject to the limitations on maximum amount of recovery set forth in Section 11.6.3. The foregoing limitations set forth in this Section 11.6.1 shall not apply to Seller’s indemnification obligation pursuant to Section 11.2(i) with respect to Losses due to or resulting from any breach of any Seller Fundamental Representations (all such Losses being collectively referred to herein as “Purchase-Price Limited-Losses”).

11.6.2. The Purchaser shall not be required to indemnify the Seller Indemnified Parties hereunder for any Losses pursuant to Section 11.3(i) (other than Losses due to or resulting from the breach of any Purchaser Fundamental Representations) (such Losses being collectively referred to herein as the “Purchaser Representation and Warranty Losses”) except to the extent that the aggregate amount of such Purchaser Representation and Warranty Losses for which all Seller Indemnified Parties are otherwise entitled to indemnification pursuant to this Article 11 exceeds the Deductible Amount (it being understood and agreed that the Deductible Amount is intended as a deductible, and the Purchaser shall not be liable for any Purchaser Representation and Warranty Losses which are in the aggregate less than the Deductible Amount), whereupon the Seller Indemnified Parties shall be entitled to be paid the excess of (x) the aggregate amount of all such Purchaser Representation and Warranty Losses over (y) the Deductible Amount, subject to the limitations on maximum amount of recovery set forth in Section 11.6.4. The foregoing limitations set forth in this Section 11.6.2 shall not apply to the Purchaser’s indemnification obligation pursuant to Section 11.3(i) with respect to Losses due to or resulting from any breach of any Purchaser Fundamental Representations.

11.6.3. The aggregate amount payable by Seller in respect of Representation and Warranty Losses shall not exceed an amount equal to $750,000.00 (the “Representation and Warranty Cap”).

11.6.4. The aggregate amount payable by the Purchaser in respect of Purchaser Representation and Warranty Losses shall not exceed an amount equal to the Representation and Warranty Cap.

11.6.5. Any indemnification payment made pursuant to Article 11 of this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

11.6.6. Except for Losses incurred as a result of a fraud by the Seller, the aggregate amount payable by Seller in respect of any Purchase-Price Limited-Loss shall not exceed an amount equal to the Purchase Price, less amounts previously paid or to be paid by Seller pursuant to this Article 11.

11.7. Calculation of Losses. The amount of any claims or Losses subject to indemnification by (i) Seller under this Article 11 shall be calculated net of any amounts recovered and actually received by Purchaser or its Affiliates under applicable insurance policies (but taking into account any deductible or retention and initial premium increase resulting therefrom) held by Purchaser or its Affiliates and (ii) by Purchaser under this Article 11 shall be calculated net of any amounts recovered and actually received by Seller or its Affiliates under applicable insurance policies (but taking into account any deductible or retention and initial premium increase resulting therefrom) held by Seller or its Affiliates, and Seller and Purchaser agree to make or cause to be made all commercially reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder, but in no event will an Indemnified Party be required to commence litigation to recover proceeds under its insurance policies.

11.8. Exclusive Remedy. Except for claims arising under Section 4.3, Section 14.3 or Article 13 and claims based on fraud, from and after the Closing Date the sole recourse and remedy for any and all claims which are or could be the subject of indemnification under this Article 11 shall be indemnification pursuant to this Article 11. Purchaser is not entitled to indemnification pursuant to Article 11 to the extent that Purchaser has been compensated therefor pursuant to Section 4.3.

ARTICLE 12

TERMINATION

12.1. Termination of Agreement. This Agreement may be terminated under any of the following circumstances by notice given on or before the Closing Date:

12.1.1. By mutual consent of Seller and Purchaser;

12.1.2. By Purchaser based on the failure of any of the conditions set forth in Article 9 hereof on or before June 30, 2013 other than as a result of a breach by Purchaser of this Agreement;

12.1.3. By Seller based on the failure of any of the conditions set forth in Article 10 hereof on or before June 30, 2013 other than as a result of a breach by Seller of this Agreement;

12.1.4. Purchaser shall have the right to terminate if, during the period from the date hereof to the Closing Date, Purchaser shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Seller set forth in this Agreement, or Seller shall fail in any material respect to perform the covenants of Seller set forth in Article 8 of this Agreement which by their nature are pre-Closing obligations, in each case if Seller shall fail to cure such variance or failure within ten (10) days of written notice of the same from Purchaser;

12.1.5. Seller shall have the right to terminate if, during the period from the date hereof to the Closing Date, Seller shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Purchaser set forth in this Agreement, or Purchaser shall fail in any material respect to perform the covenants of Purchaser set forth in Article 8 of this Agreement which by their nature are pre-Closing obligations, in each case if Purchaser shall fail to cure such variance or failure within ten (10) days of written notice of the same from Seller;

12.1.6. Purchaser and Seller shall each have the right to terminate if a proceeding or formal investigation shall have been commenced by any Governmental Authority or by any other person or entity with respect to any of the transactions contemplated in this Agreement;

12.1.7. Purchaser shall have the right to terminate if a Material Adverse Change has occurred, or Seller shall have suffered a material loss or damage to any of the assets to be purchased pursuant to this Agreement, which change, loss or damage would materially impair the ability of Purchaser to conduct the GlobalTrak Business upon consummation of this Agreement; and

12.1.8. Either Purchaser or Seller may, at its or their election, waive any of its or their rights to terminate this Agreement under the provisions of this Article 12, and shall be deemed to have waived such rights upon completion of the Closing under this Agreement.

12.2. Rights upon Termination.

12.2.1. In the event of a termination of this Agreement pursuant to Section 12.1.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its members, managers, stockholders, directors, employees, agents, or representatives) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

12.2.2. In the event of a termination of this Agreement prior to the Closing under circumstances where either party shall be in breach of any material provision of this Agreement, in addition to any rights or remedies provided for in this Agreement the non-breaching party shall have the rights and remedies available at law or equity.

ARTICLE 13

CONFIDENTIALITY AND NON-SOLICITATION

13.1. Confidential Information. As used herein, “Confidential Information” means any information regarding the GlobalTrak Business, including a formula, pattern, compilation, list, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The types and categories of information which Purchaser considers to be, and Seller acknowledges as, Confidential Information include, but are not limited to, the following: the names, addresses, requirements, buying habits and other proprietary information regarding past, present and potential customers, employees and suppliers of the GlobalTrak Business; customer and supplier contracts and transactions or price lists of the GlobalTrak Business; products, services, programs and processes sold, licensed or developed by Seller in its operation of the GlobalTrak Business; past, present and/or future development projects and ideas, strategic plans and forecasts of the GlobalTrak Business; financial reports and information and/or marketing data respecting the conduct of the past, present or future phases of the GlobalTrak Business of Seller; sales forecasts; experimental and research work; methods of business operations, Technology and trade secrets of the GlobalTrak Business; and other information that is proprietary and confidential.

13.2. Agreement Not To Disclose Confidential Information. Beginning on the Closing Date, Seller agrees to retain the Confidential Information it is or becomes aware of in absolute confidence; not to use or exploit the Confidential Information in any way; and not to disclose the Confidential Information directly or indirectly to any person or organization at any time unless Purchaser gives its express written consent to disclosure; provided, however, that Seller shall be under no such obligation as to information which (a) at the time of disclosure by Seller is already properly within the public domain, (b) is independently made available to Seller in good faith by a third party who is not bound by a confidentiality agreement with Purchaser and/or any Affiliate of Purchaser, or (c) is required to be disclosed by legal process or proceeding or in connection with completion of financial statements and filing of tax returns by Seller.

13.3. Agreement Not To Interfere With Relationships. Seller agrees, for a period of five (5) years following the Closing Date (or if this period is unenforceable, then for such period as shall be enforceable): (i) not to interfere with or adversely affect Purchaser’s relationships in respect of the GlobalTrak Business, or such relationships of any Affiliate of Purchaser, with any person, firm, association, corporation or other entity with whom Seller actually did business or had a personal contact prior to the Closing Date in its operation of the GlobalTrak Business; and (ii) not to divert or change, or attempt to divert or change, any such relationship relating to the GlobalTrak Business to the detriment of Purchaser and/or any Affiliate of Purchaser or to the benefit of any other person, firm, association, corporation or other entity.

13.4. Agreement Not To Solicit Employees. Each party covenants and agrees that it will not, for a period of two (2) years following the Closing Date (or if this period is unenforceable, for such period as shall be enforceable), induce or seek to induce any employee of the other party or any of its Affiliates to terminate his or her employment relationship with such other party or any of its Affiliates; provided, however, the foregoing shall not restrict either party from general employment solicitations that do not expressly target such employees.

13.5. Enforceability. The provisions of this Article 13 shall survive the Closing of the transactions contemplated in this Agreement. Seller agrees that because information possessed or obtained by Seller is proprietary and confidential, Purchaser will suffer irreparable injury for which there is no adequate remedy at law if Seller violates in any manner any covenant provided in this Article 13. Therefore, Purchaser shall be entitled to obtain a temporary restraining order without prior notice, an injunction and/or other equitable relief without posting security, in addition to all other remedies available to it to prevent breach of the provisions of this Article 13, or any part of it, and to secure the enforcement of such provisions.

ARTICLE 14

MISCELLANEOUS

14.1. Benefit and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their legal representatives, successors, and assignees. This Agreement may not be assigned by either party, except that Purchaser shall have the right to assign this Agreement to any entity controlled by Purchaser. No such assignment by Purchaser shall relieve Purchaser of its obligations hereunder.

14.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of conflicts of laws principles.

14.3. Expenses and Taxes. Except as otherwise provided herein, all expenses incurred in connection with this Agreement, or the transactions herein provided for, shall be paid by either Purchaser or Seller, whichever incurs such expenses. Seller shall pay all taxes imposed by law on Seller under the laws applicable to the transfer of the Purchased Assets.

14.4. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Any party executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

14.5. Headings. All section headings herein and the table of contents are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

14.6. Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by the written agreement of Purchaser and Seller. Any party hereto may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing and signed by the party or parties to be charged.

14.7. Entire Agreement. This Agreement and its exhibits, schedules and other documents expressly required to be delivered at Closing hereunder or delivered herewith represent the entire understanding of the parties as to the subject matter hereof and no provision or document of any kind shall be included in or form a part of this Agreement unless hereafter signed and delivered to the other party or parties by the party to be charged. The Agreement expressly supersedes the letter of intent dated as of February 10, 2013, executed by Seller and Purchaser. The Confidentiality Agreement shall bind the parties solely to the limited extent expressly set forth in this Agreement.

14.8. Seller’s and Purchaser’s Acknowledgment. Seller and Purchaser expressly agree and acknowledge that they have had sufficient time and opportunity to consider the terms of this Agreement and to consult an attorney of their choice and execute it with full knowledge and understanding of its contents and without having relied on any statement or representation by Purchaser or Seller, their representatives or anyone retained by them, except as expressly stated herein.

14.9. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

To Seller:

System Planning Corporation

3601 Wilson Blvd.

Arlington, VA 22201

Attn: Dr. Ronald Easley

Fax: (703) 351-8663

System Planning Corporation

3601 Wilson Blvd.

Arlington, VA 22201

Attn: Richard Hozik

Fax: (703) 351-8633

With copy to:	Greenberg Traurig, LLP 1750 Tysons Blvd, Suite 1200 McLean, VA 22102 Attn: Scott Meza Fax: (703) 714-8392

To Purchaser:	ORBCOMM Inc. 395 W. Passaic Street, Suite 325 Rochelle Park, NJ 07662 Attn: General Counsel Fax: (703) 433-6400

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

14.10. Disclaimer of Warranties. It is the explicit intent of each party hereto that the Parties are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Purchased Assets.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.

ORBCOMM Inc.

By:

Its:

System Planning Corporation

By:
Ronald Easley

Its:	Chairman